Exhibit 10.1

Execution Version

Confidential

PURCHASE AGREEMENT

by and among

VIREO HEALTH OF ARCADIA, LLC,

COLUMBIA CARE LLC,

THE CANNABIST COMPANY HOLDINGS INC.,

THE TRANSFERRED ENTITIES SET FORTH ON SCHEDULE A

and

THE SELLER ENTITIES SET FORTH ON SCHEDULE B

Dated as of July 19, 2026

Table of Contents

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Section 9.14	Non-Recourse	65
Section 9.15	Provision Respecting Legal Representation	66
Section 9.16	Privilege	66
Section 9.17	Seller Representative	66

SCHEDULE A	Transferred Entities
SCHEDULE B	Seller Entities
SCHEDULE C	Excluded Assets
SCHEDULE D	Market Based Payments
SCHEDULE E	Applicable Accounting Guidelines; Working Capital Schedule

EXHIBIT A	Re-Organization
EXHIBIT B	Form of Intellectual Property Assignment
EXHIBIT C	Required Lease Amendments
EXHIBIT D	Form of Sale Order
EXHIBIT E	Form of Bill of Sale
EXHIBIT F	Form of Lease Assignment
EXHIBIT G	Form of Loan Agreement

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PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of July 19, 2026 (the “Effective Date”), by and among (i) Vireo Health of Arcadia, LLC, a Delaware limited liability company (“Buyer”), (ii) Columbia Care LLC, a Delaware limited liability company (the “Member”), (iii) The Cannabist Company Holdings Inc., a corporation incorporated under the laws of the Province of British Columbia (“Cannabist”), (iv) the entities set forth on Schedule A hereto (the “Transferred Entities”), and (v) the entities set forth on Schedule B hereto (the “Seller Entities” and, together with the Transferred Entities, the “Companies” and each, a “Company”). Buyer, Member, Cannabist, and the Companies are collectively referred to herein as the “Parties”, and individually as a “Party”. Member, Cannabist, and the Seller Entities are collectively referred to herein as the “Seller Parties”, and individually as a “Seller Party”.

Recitals

WHEREAS, the Companies are engaged in the business of cultivating, producing, manufacturing, distributing and selling cannabis in the markets set forth across from their respective names on Schedule A and Schedule B hereto, as applicable (each, a “Market”), and, with respect to each applicable Market, such business is referred to herein as the “Business”;

WHEREAS, prior to the applicable Closing, certain Seller Parties will effect a reorganization as further described on Exhibit A (the “Reorganization”) that will result in the Member beneficially owning and holding of record all of the issued and outstanding equity interests of each Transferred Entity as set forth on Schedule A hereto as of the date hereof (collectively, the “Equity”);

WHEREAS, Cannabist owns 100% of the interests in the Member and, as such, will benefit substantially from the consummation of the transactions contemplated herein;

WHEREAS, each of the Seller Entities set forth on Schedule B hereto hold certain assets that are required to operate such Seller Entity’s respective business and are subject to certain liabilities related thereto;

WHEREAS, Buyer desires to purchase from the Member, and the Member desires to sell to Buyer, all of the Equity owned by the Member on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Buyer desires to purchase from the Seller Entities, and the Seller Entities desire to sell to Buyer, the Transferred Assets, and Buyer desires to assume the Assumed Liabilities, in each case on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Cannabist and The Cannabist Company Holdings (Canada) Inc. have commenced a proceeding (the “Canadian Proceeding”) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) with the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”).

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
Certain Definitions

Section 1.1             Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings set forth below.

“Administrator” means a single monitor, trustee-in-bankruptcy or receiver of the Member in connection with the Canadian Proceeding or any subsequent proceeding in respect of the Noteholders under the CCAA.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the Corruption of Foreign Public Officials Act of 1998 (CFPOA), as amended, (c) applicable Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (d) similar anti-bribery and anti-corruption Laws applicable to any Company.

“Applicable Accounting Guidelines” means the methodologies and guidelines set forth on the Working Capital Schedule.

“Assumed Prepetition Payables” means all Prepetition Payables of a Seller Entity arising under any Transferred Contract.

“Available Contract” means any Contract (other than purchase orders) to which a Seller Entity or Columbia Care NJ is a party and under which there remains Prepetition Payables outstanding.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in New York, New York are required or authorized by Law to close.

“Buyer Group” means Buyer and its subsidiaries and Affiliates (including, following the Closing for each Market, the applicable Companies in such Market).

“Calculation Date” means, with respect to a Market, the date a Service Agreement with respect to such Market becomes effective and binding on the relevant parties thereto.

“Cannabis Control” means the transfer of ownership or control of the Transferred Assets or Equity to Buyer as contemplated hereunder and in accordance with applicable State Cannabis Laws.

“Cannabist” means The Cannabist Company Holdings Inc., a corporation incorporated under the laws of the Province of British Columbia.

“Capped Licenses” means, with respect to the Colorado Market, the licenses set forth on Schedule 1.1(a).

“Capped License Assets and Liabilities” means the Capped Licenses, the store locations to which the Capped Licenses apply, the underlying lease agreements, any inventory, equipment or other personal property located at such store locations and any Liabilities related to or arising out of the foregoing.

“Cash” means, with respect to any Market, all cash of the applicable Companies in such Market as of the Measurement Time; provided, that “Cash” shall be net of any outstanding checks, drafts, transfers and wires that have not yet cleared and shall include deposits in transit to the applicable Companies and not yet credited in the bank account of the applicable Company; provided, further, that “Cash” shall not include “Restricted Cash.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Information” means, all information of a nonpublic, confidential, proprietary or competitively sensitive nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that specifically relates to the Companies, including: (a) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) requirements of and specific contractual arrangements with customers, suppliers, contractors, vendors, employees or other material business relations and their confidential information; (c) trade secrets, know-how, source code and methods of operation, techniques, formulae and systems relating to the products or services of the Companies and data, data bases, analyses, records, reports, manuals, documentation and models and relating thereto; (d) inventions, innovations, improvements, developments and all similar or related information (whether or not patentable); (e) corporate business structure and business units of the Companies; (f) acquisition plans, targets and strategies of the Companies; and (g) financial and other business or strategic information of the Companies.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of June 19, 2025, by and between Cannabist and Buyer.

“Companies’ Knowledge” or “knowledge of the Companies” means the knowledge, after reasonable investigation, of David Hart, Jesse Channon and Bryan Olson.

“Company Group” means the Companies, the Member, Cannabist, and each of their respective Affiliates; provided, that, in no event shall any public stockholders or noteholders of Cannabist be considered members of the Company Group.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax returns and any similar group under foreign, state or local law.

“Contract” means any contract, lease, license, commitment, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument, plan or other comparable document, whether written or oral.

“CSE” means the Canadian Securities Exchange.

“Current Assets” means, with respect to any Market, the current assets of the applicable Companies in such Market for the line items set forth in the Working Capital Schedule, each determined in accordance with the Applicable Accounting Guidelines, but excluding any current Tax assets, deferred Tax assets or Excluded Assets.

“Current Liabilities” means, with respect to any Market, the current Liabilities of the applicable Companies in such Market for the line items set forth in the Working Capital Schedule, each determined in accordance with the Applicable Accounting Guidelines, but excluding any current Tax Liabilities, deferred Tax Liabilities, Excluded Liabilities, or any Indebtedness.

“Employee Representative Body” means a labor or trade union, works council, employee association, or similar employee representative body.

“Environmental Laws” means all Laws concerning public health and safety, worker health and safety, or pollution or protection of the environment or natural resources, including with respect to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, marketing, labeling, registration, notification, packaging, import, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Companies, is or was (at any relevant time) treated as a single employer under Section 414 of the Code.

“Estimated Loan Agreement Amount” means, with respect to any Market, in each case with respect to the Companies for such Market, an amount equal to (a) the Loan Agreement Amount, (b) minus the Estimated Working Capital Deduction Amount.

“Estimated Working Capital Deduction Amount” means, with respect to any Market, in each case with respect to the Companies for such Market, the greater of (x) the Minimum Working Capital Shortfall for such Market and (y) the amount by which Target Working Capital exceeds Estimated Working Capital; provided, that if the Estimated Working Capital exceeds Target Working Capital, the Estimated Working Capital Deduction Amount shall be deemed to equal the Minimum Working Capital Shortfall.

“Existing Locations” means the locations of the Companies set forth on Schedule 1.1(c).

“Excluded Contract” means, other than Transferred Contracts (which, for the avoidance of doubt, excludes all purchase orders pursuant to which any Prepetition Payables remain outstanding), any Contract to which any Seller Party or Columbia Care NJ is a party.

“Excluded Prepetition Payables” means all Prepetition Payables of a Seller Party or Columbia Care NJ other than Assumed Prepetition Payables.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer or import controls (including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).

“Federal Cannabis Laws” means any U.S. federal Laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Final Closing Cash Payment” means, with respect to any Market, in each case with respect to the Companies for such Market, an amount of cash equal to (a) Market Base Payment, (b) plus Final Cash (excluding Buyer Cash Amount), (c) minus Final Indebtedness, (d) minus Final Transaction Expenses.

“Final Loan Agreement Amount” means, with respect to any Market, in each case with respect to the Companies for such Market, an amount equal to (a) the Loan Agreement Amount, (b) minus the Final Working Capital Deduction Amount for such Market.

“Final Working Capital Deduction Amount” means, with respect to any Market, in each case with respect to the Companies for such Market, the greater of (x) the Minimum Working Capital Shortfall for such Market and (y) the amount by which Target Working Capital exceeds Final Working Capital; provided, that if the Final Working Capital exceeds Target Working Capital, the Final Working Capital Deduction Amount shall be deemed to equal the Minimum Working Capital Shortfall.

“Fraud” means, with respect to a Party, an actual and intentional misrepresentation of a material existing fact with respect to any representation or warranty in ARTICLE III or ARTICLE IV or in any Transaction Agreement; provided, that at the time such misrepresentation was made, such Party had actual knowledge or belief of its falsity, had a specific intention to deceive another Party and made such misrepresentation for the purpose of inducing the other Party to act or refrain from acting, and the other Party relied on such misrepresentations and suffered resulting Losses. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentation or any tort based on negligence or recklessness.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authorization), Section 3.2(iv) (Noncontravention), Section 3.3 (Capitalization), the first two sentences of Section 3.7(a) (Assets) and Section 3.12 (Brokerage).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any federal, state, county, municipal, local or foreign government authority, or any entity exercising executive, legislative, judicial, regulatory, Tax or administrative functions of or pertaining to government of the United States, or any other country, including any political subdivision or regulatory authority thereof, and any department, court arbitrator, agency or official of any of the foregoing.

“Hazardous Materials” means any substance, waste, or material which is regulated by or may give rise to liability pursuant to Environmental Laws, including petroleum and any byproduct or derivative thereof, asbestos, polychlorinated biphenyls, urea formaldehyde, and per- and polyfluoroalkyl substances.

“Incidental Licenses” means any (a) permitted use of confidential information in a written non-disclosure agreement entered into by a Company in the Ordinary Course of Business; (b) non-exclusive license, assignment, covenant not to sue, or waiver of rights granted by any current or former employees of any Company to such Company; (c) non-exclusive click-wrap, shrink-wrap or off-the-shelf software license, or any other non-exclusive software license, in each case, that is generally commercially available on standard terms; (d) open source licenses; (e) non-exclusive licenses contained in contracts with customers of the Companies that were entered into in the Ordinary Course of Business; and (f) non-exclusive licenses that are not material to the applicable Business and merely incidental to the transaction contemplated by the agreement containing such license, where the purpose of such agreement is something other than such license.

“Indebtedness” means, with respect to any Market, in each case with respect to the Companies in such Market as of the Measurement Time, and without duplication within the Companies in such Market or the Companies across the various Markets, the aggregate dollar amount of all Liabilities (including in respect of principal, accrued interest, penalties, fees, reimbursements, indemnities, premiums, breakage costs and similar charges) (i) for borrowed money, (ii) evidenced by a note, bond, debenture or other similar security, (iii) in respect of any lease that should be accounted for as a capital lease or finance lease in accordance with GAAP (excluding the impact of ASC 842), (iv) for unpaid Taxes of any Transferred Entity with respect to any Pre-Closing Tax Period, but excluding any income Taxes that are reflected on any Seller Consolidated Return for any Pre-Closing Tax Period (or portion thereof), (v) in respect of “earn-out” obligations and other obligations for the deferred or subsequent payment of the purchase price of any property, goods, services, fixed assets, business or line of business (other than (A) trade payables or accruals incurred in the Ordinary Course of Business to the extent included in the calculation of Working Capital, or (B) Excluded Prepetition Payables), (vi) in respect of letters of credit and bankers’ acceptances, surety and performance bonds and similar instruments, solely to the extent drawn, (vii) for obligations relating to interest rate protection, swap agreements, collar agreements and other hedging arrangements, measured at the terminal value thereof, (viii) all obligations with respect to severance or other termination-related payments or benefits owed to any Person whose employment or other service relationship with such Companies (or an Affiliate of such Companies) terminated prior to the Closing, together with the employer portion of any Taxes arising therefrom, (ix) with respect to earned or accrued but unpaid bonus commission payments and deferred compensation, together with the employer portion of any Taxes arising therefrom, (x) all Liabilities of such Companies secured by a Lien on any assets of such Companies, (xi) all Assumed Prepetition Payables or Prepetition Payables of any Transferred Entity in such Market; and (xii) all guarantees and similar assurances by such Companies of indebtedness for borrowed money or other financial obligations of another Person; provided, however, that Indebtedness shall not include the amount of the Transaction Expenses, any Excluded Liabilities or any Excluded Prepetition Payables.

“Initial Closing” means the first Closing to occur pursuant to the terms and conditions of this Agreement.

“Initial Closing Cash Payment” means, with respect to any Market, in each case with respect to the Companies for such Market, an amount of cash equal to (a) Market Base Payment, (b) plus Estimated Cash (excluding Buyer Cash Amount), (c) minus, Estimated Indebtedness, and (d) minus Estimated Transaction Expenses.

“Insider” means (a) an officer, director, manager, equityholder, employee or Affiliate of the applicable Company (other than equityholders of Cannabist in their capacity as public company stockholders), (b) any natural person related by marriage or adoption to any such natural person listed in clause (a), or (c) any entity in which any Person listed in clauses (a) and (b) above owns a material interest.

“Intellectual Property” means all intellectual property rights in, arising out of, or associated with all of the following in any jurisdiction throughout the world: (i) patents; (ii) trademarks, service marks, service names, trade dress, trade names and corporate names, including the goodwill connected with the use thereof and symbolized thereby, and any other source or business identifiers (collectively, “Trademarks”); (iii) copyrights, moral rights, works of authorship (including software), proprietary designs, and rights in data and databases; (iv) registrations and applications for any of the foregoing; (v) trade secrets and non-public proprietary information and know-how; and (vi) Internet domain names.

“Intellectual Property Assignment” means the intellectual property assignment substantially in the form attached hereto as Exhibit B pursuant to which Cannabist, the Member or the applicable Affiliate thereof will assign the Transferred Marks to Buyer.

“IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the applicable Business.

“Law” means any law, statute, regulation, ordinance, rule, common law, Order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity, including state, federal and foreign criminal and civil laws and/or related regulations and the State Cannabis Laws, but excluding Federal Cannabis Laws.

“Leased Real Property” means all leasehold, subleasehold, licensed estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the applicable Companies.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures, building systems and equipment, and all components thereof, located on any Leased Real Property which are owned or leased by the applicable Companies, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such Leased Real Property.

“Liabilities” means any liability, Indebtedness, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, lien (statutory or otherwise), security interest, encumbrance, charge, easement, right-of-way, encroachment, covenant, condition, restriction, or any other title defect, option, right of first refusal, right of first offer or restriction on transfer, use, voting, receipt of income or distribution or any other attribute of ownership.

“Loan Agreement Amount” means, for each Market, the loan agreement amount set forth on Schedule D across from the name of such Market on Schedule D.

“Loss” means any loss, liability, damage, fine, penalty, judgment, award, settlement payment, Tax, costs or expenses (including reasonable and documented outside attorney’s or other professional fees and expenses and all reasonable and documented out-of-pocket expenses incurred in connection with the defense of any Proceeding), but excluding any exemplary or punitive damages (except to the extent such damages are awarded to a third party in connection with a third-party claim).

“Market Base Payment” means, for each Market, the cash amount set forth on Schedule D across from the name of such Market on Schedule D.

“Massachusetts Medical Licenses” means (a) Medical Marijuana Treatment Center License Number 727 (along with related licenses 727-R, 727-C and 727-P) and (b) Medical Marijuana Treatment Center License Number 165 (along with related licenses 165-R, 165-C and 165-P), as issued by the Massachusetts Cannabis Control Commission.

“Material Adverse Effect” means, for each Market, any event, circumstance, state of facts, change or development that, individually or in the aggregate, has, or would reasonably be expected to have, (i) a material and adverse effect, change or development upon the business, operations, assets, liabilities, condition (financial or otherwise), employees or business relations of the Companies for such Market, taken as a whole, or (ii) the ability of any Seller Party to consummate the transactions contemplated by this Agreement; provided, however, that a “Material Adverse Effect” shall not include any “Material Adverse Effect” that arises after the date hereof and is cured prior to the earlier of the Closing for the applicable Market or the date this Agreement is terminated in accordance with ARTICLE VIII with respect to such Market, or any change, effect, event, occurrence, state of facts or development in or attributable to: (a) general economic, political, or business conditions or any change that is generally applicable to the industries or markets in which the Companies operate; (b) financial, banking or securities markets of the U.S. in general (including any disruption thereof and any decline in the price of any security or any market index or change in prevailing interest rates); (c) any natural or man-made disaster, acts of God, pandemics, or other calamities, national or international political or social conditions, including the engagement and/or escalation by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (d) the announcement, pendency, or completion of the Transactions, including losses of employees, customers, suppliers, distributors or sales agents of any of the Companies; (e) any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Affiliates; (f) the failure of any of the Companies to meet or achieve the results set forth in any internal or published projections, forecasts, or revenue earnings predictions (provided that the underlying causes of such failure shall not be excluded); (g) any item or items set forth in the Schedules; (h) any change resulting from compliance with the terms of, or any actions taken (or not taken) by any Party pursuant to or in accordance with, this Agreement; (i) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (j) the prosecution or enforcement of any Federal Cannabis Laws or (k) any change resulting from the filing or pendency of the Canadian Proceeding, action taken in connection with the Canadian Proceeding, or any reasonably anticipated effect of such filing, pendency or actions, or from any action approved by the Canadian Court; provided, further, that any adverse occurrence, fact, condition, event, change, circumstance, effect, development or other matter resulting from the matters described in the foregoing clauses (a) – (c) and (i) may be taken into account in determining whether there has been a Material Adverse Effect only if such occurrence, fact, condition, event, change, circumstance, effect, development or other matter has a disproportionate effect on the Companies relative to similarly situated businesses in the industries, markets or geographies in which the Companies operate.

“Measurement Time” means, for any Market, 12:01 a.m. Eastern Time on the Calculation Date for such Market.

“Minimum Cash Amount” means $50,000.00 in Cash per dispensary as of the Measurement Time.

“Minimum Working Capital Shortfall” means, for each Market, the amount identified as the “Minimum Working Capital Shortfall” set forth for such Market on the Working Capital Schedule set forth on Exhibit E.

“Minority Interests” means the membership interests of each of Columbia Care New Jersey LLC and Columbia Care WV LLC that are held by any Person other than the Member.

“Order” means any judgment, decree, order, settlement, injunction, writ, stipulation, ruling or award (whether judicial, administrative, arbitral or regulatory) of any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice, for each Market.

“Permits” means all licenses, permits, certificates, exemptions, consents, waivers, concessions, variances, authorizations, approvals, registrations and similar privileges or rights to operate or conduct any business granted by any Governmental Entity, including the Marijuana Permits.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or as to which adequate reserves have been established on the applicable Company’s financial statements in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed or permitted by Law in the ordinary course of business for amounts which are not due and payable prior to the Closing Date for any Market; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, exceptions, easements, covenants, rights-of-way, restrictions and other similar matters of record, defects or encumbrances that do not or would not materially interfere with the ordinary conduct of the Business; (e) zoning, entitlement, building and other generally applicable land use and environmental restrictions regulating the use or occupancy of any Leased Real Property that are imposed by a Governmental Entity having jurisdiction over such Leased Real Property and that are not violated by the current use or occupancy of such Leased Real Property or the operating of the Business thereon; (f) Liens not created by the Member or any Company that affect the underlying fee, lessor, licensor or sublessor interest of any Real Estate Lease or real property over which the Member (with respect to the Business) or the Companies have easement or other property rights; (g) Liens created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates; (h) Liens arising out of, under or in connection with this Agreement or the other Transaction Agreements; (i) any set of facts that an accurate up-to-date survey would show; (j) any title matters shown in any title policy or report made available to Buyer; (k) in the case of Intellectual Property, licenses, options to license, covenants or other grants and gaps or defects in the chain of title evident from the publicly-available records of the applicable Governmental Entity maintaining such records; (l) Liens set forth on Schedule 1.1(d), which shall be fully discharged at or prior to Closing; and (m) any other Lien that will be cleared or discharged by the Canadian Court.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity, arbitrator or Governmental Entity.

“Personal Information” means information in any form or media that identifies, could be used to identify or is otherwise related to an individual person, or any other data that constitutes “personal information” or “personal data” under applicable Law.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date and the portion of any Straddle Period after the Closing Date.

“Post-Petition Contracts” means all Contracts to which any Seller Party or Columbia Care NJ is a party under which no Prepetition Payables remain or are outstanding (or for which the concept of Prepetition Payables is not applicable).

“Pre-Closing Tax Period” means, for any Company in a particular Market, any taxable period of such Company that ends on or before the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date, for such Market.

“Prepetition Payable” means any and all accrued but unpaid accounts payable of any Seller Party or Transferred Entity incurred prior to March 24, 2026 and arising under any Contracts (including, for the avoidance of doubt, any purchase order) to which a Seller Entity, Columbia Care NJ, or a Transferred Entity is party, in each case, as set forth on the books and records of the applicable Seller Party.

“Privacy and Security Requirements” means, to the extent applicable to the Companies, (a) any Laws regulating the Processing of Personal Information, and any and all Laws relating to breach notification, the use of biometric identifiers, or the use of Personal Information for marketing purposes; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all binding contractual obligations between the Companies and any Person governing the Processing of Personal Information; and (d) all publicly posted written policies and procedures applicable to each Company relating to the PCI DSS and/or the Processing of Personal Information.

“Proceeding” means any complaint, demand, action, claim, counterclaim, suit, charge, grievance, mediation, inquiry, arbitration, audit, hearing, investigation, litigation or other proceeding of any nature (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Process” or “Processing” means to perform any operation or set of operations on data, whether manually or by automatic means, including the creation, collection, use, storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Reorganization Documents” means the documents necessary to complete the Reorganization, in a form reasonably satisfactory to Buyer duly executed by each Minority Interest holder.

“Required Lease Amendments” means the extensions and amendments to the leases set forth on Exhibit C.

“Restricted Cash” means (a) any cash held as deposits with third parties or as collateral for outstanding letters of credit and (b) any other cash that is not freely usable because it is (i) legally required by applicable law to be held in a segregated account not available for use or (ii) contractually required to remain in a segregated account under a binding contract expressly prohibiting the withdrawal, use or repatriation of such cash.

“Sale Order” means the order of the Canadian Court issued in the Canadian Proceeding pursuant to the CCAA, which shall, among other things, approve the sale of the Equity and the Transferred Assets and the transfer of the Assumed Liabilities and the consummation of the Transactions, substantially in the form attached as Exhibit D to this Agreement.

“Sanctioned Person” means, at any time, any Person (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Entity of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions (meaning, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine); or (c) 50% or more owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures (in each case, having the force of Law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control); (b) Canada (including without limitation under the Special Economic Measures Act, the Justice for Victims of Corrupt Foreign Officials Act, the United Nations Act, and regulations promulgated thereunder); (c) the European Union and enforced by its member states; (d) the United Nations; (e) His Majesty’s Treasury; or (f) any other relevant sanctions authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Breach” means any (a) unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Personal Information); or (b) security breach, or unauthorized interference with system operations of IT Assets, including any phishing incident or ransomware attack.

“Seller Consolidated Return” means any Tax Return for a Consolidated Group that includes any of the Seller Parties. For the avoidance of doubt, “Seller Consolidated Return” shall not include any pro forma or standalone U.S. federal, state or local Tax Returns solely with respect to any of the Transferred Entities.

“Seller Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations that are set forth on Schedule 5.7.

“Service Agreement” means any management services or similar agreements to be adopted prior to the Closing Date between Buyer, or an Affiliate thereof, and any Company pursuant to which Buyer will provide consulting, management or similar services.

“State Cannabis Laws” means the marijuana establishment Laws of any jurisdictions within the Market to which each Company is, or may at any time become, subject, and the rules and regulations adopted by the applicable state or local Governmental Entity with authority to regulate any marijuana operation (or proposed marijuana operation).

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Target Working Capital” means, for each Market, the amount set forth for such Market on the Working Capital Schedule.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, premium, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental, social security, disability, unemployment or other tax or customs duties, together with any interest, penalties, or additions with respect thereto, and any interest in respect of such penalties or additions.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendments, submitted to (or required under applicable Laws to be submitted to) a Governmental Entity.

“Tax Sharing Agreement” means any agreement including any provision pursuant to which any Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Transaction Agreements” means this Agreement, the Loan Agreements, the Service Agreements and any other agreements, instruments or documents, as applicable, required to be delivered at the Closing for each Market.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Reorganization.

“Transaction Expenses” means, without duplication, and in each case to the extent incurred at or before a Closing for the applicable Market, (a) all unpaid fees and expenses incurred by or on behalf of the applicable Companies in connection with the preparation, negotiation and execution of this Agreement and the Transaction Agreements, and the performance and consummation of the transactions contemplated hereby and thereby (including fee and expenses of any legal or financial advisors), and (b) to the extent not included in Indebtedness, amounts payable by the applicable Companies to any officer, employee, consultant or agent of, or service provider to, the applicable Companies solely as a result of the consummation of the transactions contemplated hereby, together with any employer payroll or other Taxes resulting from payments payable in accordance with this clause, excluding any bonuses or amounts that are payable at the direction of the Buyer or any of its Affiliates and any employment or payroll Taxes associated therewith.

“Transferred Marks” means all Trademarks incorporating “Cannabist,” “Columbia Care,” “Green Leaf,” “Patriot Care,” “Medicine Man” and the “Green Solution” or any other Trademark of any Seller Party or Affiliate thereof, either alone or in combination with any other words, phrases or logos, including all variations and derivatives of any of the foregoing, or any names or Trademarks confusingly similar to or embodying any of the foregoing, including the Trademarks set forth on Schedule 1.1(e).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation Section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Working Capital” means, for the Companies in a particular Market, an amount equal to Current Assets of such Companies less Current Liabilities of such Companies, in each case as of the Measurement Time and in accordance with the Applicable Accounting Guidelines; provided, however, Working Capital shall not include (i) any Current Assets or Current Liabilities that relate to or arise from any Excluded Asset, Excluded Liability or Excluded Prepetition Payable or any intercompany or other related party transactions or any transactions with any Affiliate of a Member or Cannabist, including intercompany receivables and payables or (ii) any amounts included in the calculation of Cash. Working Capital shall be determined in accordance with GAAP and the Applicable Accounting Guidelines and may be a negative amount.

Section 1.2             Other Defined Terms. The following terms are defined in the sections indicated.

Agreement	preamble
Assessments	3.16(e)
Asset Purchase Price Allocation	6.2(d)
Available Contract Schedule	5.13(a)
Business	Recitals
Buyer	preamble
Buyer Cash Amount	5.6
Buyer Plan	5.5(f)
Canadian Court	Recitals
Canadian Proceeding	Recitals
Cannabis Transaction Approval	7.1(d)
CCAA	Recitals
Closing	2.6(a)
Closing Date	2.6(a)
Closing Item	2.5(a)
Closing Statement	2.5(a)
COBRA	3.14(b)
Company	preamble
Company Employee Benefit Plan	3.14(a)
Company Governing Documents	3.1
Contracting Parties	9.14
CSA	9.12
Designation Deadline	5.13
Employer	5.5(a)
Employment Terms	5.5(a)
Equity	Recitals
Estimated Cash	2.4
Estimated Closing Statement	2.4
Estimated Working Capital	2.4
Excess Amount	2.5(c)
Excluded Federal Claim	9.12
Final Cash	2.5(a)
Final Working Capital	2.5(a)
Financial Statements	3.4(a)
Initial Closing	1.1
IRS	3.14(a)
Latest Balance Sheet	3.4(a)
Lien Releases	2.5(b)(ii)
Loan Agreement	2.6
Marijuana Permits	3.16(d)
Market Parties	7.2
Material Contract	3.9(b)
Member	preamble
Member Prepared Returns	6.2(a)(iii)
Minimum Cash Deficit	5.6
Nonparty Affiliates	9.14
Non-Transferred Employee	5.5(a)
Notes	2.6(b)(ii)
Noteholders	9.3
Offered Employee	5.5(a)
Outside Date	8.1(d)(ii)

Owned Real Property	3.6(a)
Party	preamble
PCI DSS	1.1
Purchase Price	2.2
Real Estate Lease	3.6(b)
Real Property	3.6(b)
Schedules	9.11
Shortfall Amount	2.5(d)
Tax Arbitrator	6.2(g)
Tax Contest	6.2(a)
Tax Refund	6.2(f)
Trademarks	1.1
Transaction Dispute	9.8
Transfer Taxes	6.2(e)
Transferred Contract	5.13(b)
Transferred Employee	5.5(a)
Undisclosed Contract	5.13(a)
Utility Systems	3.6(h)
Valuation Firm	2.5(b)
WARN Act	5.5(d)

ARTICLE II
Purchase and Sale Transactions

Section 2.1             Purchase and Sale of the Equity. Subject to the terms and conditions set forth herein and in accordance with the terms of the Sale Order, at the Closing for each Market set forth on Schedule A, with respect to each Transferred Entity in such Market, the Member shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from the Member all of the Member’s Equity of such Transferred Entity, free and clear of all Liens, other than any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws.

Section 2.2             Purchase and Sale of the Transferred Assets; Excluded Assets and Excluded Liabilities of the Companies.

(a)            Transferred Assets. Subject to the terms and conditions set forth herein and in accordance with the terms of the Sale Order, at the Closing for each Market set forth on Schedule B, with respect to each Seller Entity in such Market, each such Seller Entity shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from such Seller Entity, all of such Seller Entity’s right, title and interest in, to the following assets, in each case, other than the Excluded Assets (collectively, the “Transferred Assets”):

(i)             all Transferred Contracts set forth on Schedule 2.2(a)(i) (as may be updated from time to time in accordance with Section 5.13); and

(ii)            all other assets that are reasonably necessary for, used or held for use in the operation of such Seller Entity’s respective business in such Market, as the same shall exist immediately prior to the Closing.

(b)            Excluded Assets. Notwithstanding anything to the contrary herein, certain assets of or in the possession of the Seller Entities as applicable, as set forth in Schedule C (the “Excluded Assets”), shall be retained at the applicable Closing by the Seller Entities.

(c)            Assumed Liabilities. Subject to Section 2.2(d) and the other terms and conditions set forth herein and in accordance with the terms of the Sale Order, at the Closing for each Market set forth on Schedule B, with respect to each Seller Entity in such Market, as partial consideration for the Transferred Assets, Buyer shall assume and thereafter timely pay, discharge and perform in accordance with their terms, all Liabilities of such Seller Entity arising from or related to the applicable Transferred Assets or the respective business of such Seller Entity, as the same shall exist on or after the Closing Date and irrespective of whether the same arise or accrue prior to, on or following the applicable Closing Date (the “Assumed Liabilities”). For the avoidance of doubt, Assumed Liabilities shall include all (i) Liabilities of the Seller Entities included in the calculation of Final Working Capital and Final Indebtedness, (ii) Transfer Taxes, and (iii) Assumed Prepetition Payables.

(d)            Excluded Liabilities. Notwithstanding anything to the contrary herein, the following Liabilities of the Seller Entities (the “Excluded Liabilities”) shall be retained by the Seller Entities or their respective Affiliates (as applicable) and not assumed by Buyer at the applicable Closing:

(i)             any liability arising out of an Excluded Asset;

(ii)            all Taxes imposed on or with respect to the Seller Entities or the Transferred Assets for any Pre-Closing Tax Period (including any liability for Taxes imposed on Buyer as a successor or transferee of a Seller Entity);

(iii)           any Excluded Prepetition Payables;

(iv)           any mortgage debt; and

(v)            any Liabilities of the Seller Entities with respect to their employees (including any Transferred Employees) arising out of the Transactions or related to a pre-Closing period, including without limitation any Liabilities or obligations with respect to any Company Employee Benefit Plan.

Section 2.3             Purchase Price.

(a)            The aggregate consideration (to be delivered in the manner described in Section 2.6(c) and Section 2.6(d) and subject to adjustment pursuant to Section 2.5) for the sale of the Equity and the Transferred Assets in all Markets shall be an aggregate amount equal to (a) the sum of the Final Closing Cash Payments for all Markets, plus (b) the total amount drawn under the Loan Agreements, plus (c) the sum of the Buyer Cash Amounts for all Markets (collectively, the “Purchase Price”).

(b)            Terms of Loan Agreements.

(i)             Solely with respect to the New Jersey, Illinois and Massachusetts Markets (collectively, the “Joint Loan Markets”, each, a “Joint Loan Market”), on the first Closing to occur with respect to a Joint Loan Market, the Buyer shall deliver to the Member a Loan Agreement, in the aggregate principal amount required to pay the Estimated Loan Agreement Amount(s) for such Joint Loan Market(s) being transferred on the date of such Closing as set forth on Schedule B. Such Loan Agreement shall contain terms reflecting (A) the automatic increase in the outstanding principal amount of such Loan Agreement to reflect any Excess Amount as contemplated by Section 2.5(c) below, (B) the automatic reduction of the outstanding amounts owing under such Loan Agreement to reflect any Shortfall Amount as contemplated by Section 2.5(d) below and (C) the automatic increase in the outstanding principal amount of such Loan Agreement on the date of any subsequent Closing of any other Joint Loan Market to reflect the Loan Agreement Amount(s) as set forth on Schedule B. For the avoidance of doubt, there shall be no more than one Loan Agreement applicable to the Joint Loan Markets.

(ii)            Solely with respect to the Colorado Market, on the Closing Date of such Market, the Buyer shall deliver to the Member a Loan Agreement, in the aggregate principal amount required to pay the Estimated Loan Agreement Amount for such Market being transferred on the date of such Closing as set forth on Schedule B. Such Loan Agreement shall contain terms reflecting (A) the automatic increase in the outstanding principal amount of such Loan Agreement to reflect any Excess Amount as contemplated by Section 2.5(c) below, and (B) the automatic reduction of the outstanding amounts owing under such Loan Agreement to reflect any Shortfall Amount as contemplated by Section 2.5(d) below.

(iii)            Solely with respect to the West Virginia Market, on the Closing Date of such Market, the Buyer shall deliver to the Member a Loan Agreement, in the aggregate principal amount required to pay the Estimated Loan Agreement Amount for such Market being transferred on the date of such Closing as set forth on Schedule B. Such Loan Agreement shall contain terms reflecting (A) the automatic increase in the outstanding principal amount of such Loan Agreement to reflect any Excess Amount as contemplated by Section 2.5(c) below, and (B) the automatic reduction of the outstanding amounts owing under such Loan Agreement to reflect any Shortfall Amount as contemplated by Section 2.5(d) below.

Section 2.4             Estimated Closing Statement. At least three (3) Business Days prior to the Closing Date for each Market (unless otherwise mutually agreed by Buyer and the Member), the Member shall prepare and deliver to Buyer a statement (“Estimated Closing Statement”) setting forth (a) its good faith calculation of: (i) Cash (“Estimated Cash”), (ii) Working Capital (“Estimated Working Capital”), and (iii) Indebtedness (“Estimated Indebtedness”), (b) its good faith estimate of Transaction Expenses (“Estimated Transaction Expenses”), and (c) the resulting calculation of the Initial Closing Cash Payment and Estimated Loan Agreement Amount, in each case as determined with respect to the Companies in such Market, expressed on an aggregate basis. The Member and its representatives shall review and consult with Buyer regarding the Estimated Closing Statement, and the Member shall consider all comments reasonably made by Buyer and its representatives with respect to the Estimated Closing Statement.

Section 2.5             Post-Closing Adjustment.

(a)            Within 90 calendar days after the Closing Date for each Market, Buyer will deliver to the Member a statement (the “Closing Statement”) setting forth Buyer’s calculation of the following items (each, a “Closing Item”) of the Companies in such Market, expressed on an aggregate basis: (i) Cash (as finally determined pursuant to this Section 2.5, “Final Cash”), (ii) Working Capital (as finally determined pursuant to this Section 2.5, “Final Working Capital”); (iii) Indebtedness (as finally determined pursuant to this Section 2.5, “Final Indebtedness”), (iv) Transaction Expenses (as finally determined pursuant to this Section 2.5, “Final Transaction Expenses”), and (v) the resulting calculation of the Final Closing Cash Payment and Final Loan Agreement Amount.

(b)            The Member shall have 45 calendar days following receipt of a Closing Statement to dispute in writing any Closing Item set forth therein, after which time any undisputed Closing Items shall be final, conclusive and binding on the Parties. If the Member timely disputes any Closing Item, Buyer and the Member shall, for a period of 20 calendar days thereafter, use commercially reasonable and good faith efforts to attempt to resolve their differences in respect thereof; provided, that at any time after such 20 day period, either Buyer or the Member may elect to have an independent internationally recognized accounting firm selected jointly by the Member and Buyer (the “Valuation Firm”), acting as an expert and not an arbitrator, resolve any Closing Items that remain in dispute, in which event Buyer and the Member will instruct the Valuation Firm to deliver, within 45 calendar days after appointment (or such other time period mutually agreed upon by Buyer and the Member), a written statement setting forth its determination, which statement shall be final, conclusive and binding on the Parties, absent manifest error. All fees and expenses relating to the work, if any, to be performed by the Valuation Firm will be borne by Buyer, on one hand, and the Member, on the other hand, in the proportion that the aggregate dollar amount of the disputed Closing Items submitted to the Valuation Firm by Buyer or the Member that are unsuccessfully disputed by it (as finally determined by the Valuation Firm) bears to the aggregate dollar amount of disputed Closing Items submitted by Buyer, on the one hand, and the Member, on the other hand. Except as provided in the preceding sentence, all other costs and expenses incurred by Buyer and the Member in connection with resolving any dispute hereunder before the Valuation Firm will be borne by the Party incurring such cost and expense. The Valuation Firm shall determine only those Closing Items submitted to the Valuation Firm in writing and its determination will be based upon and consistent with the terms and conditions of this Agreement, including the Applicable Accounting Guidelines. The determination by the Valuation Firm will be based solely on written presentations with respect to such disputed Closing Items by Buyer and the Member to the Valuation Firm and not on the Valuation Firm’s independent review. Neither the Buyer nor the Companies shall conduct any ex parte communications with the Valuation Firm. Buyer and the Member shall use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Valuation Firm of the disputed Closing Items (but in no event later than 15 days after engagement of the Valuation Firm), and each of Buyer and the Member will be entitled, as part of its presentation, to respond to the presentation of the other and any questions and requests of the Valuation Firm. In deciding any matter, the Valuation Firm (i) will be bound by the provisions of this Section 2.5 and (ii) may not assign a value to any disputed Closing Item greater than the greatest value for such Closing Item claimed by either Buyer or the Member or less than the smallest value for such Closing Item claimed by Buyer or the Member. Notwithstanding anything to the contrary contained herein, at any time Buyer and the Member may agree to settle any Closing Item dispute, including any dispute submitted to the Valuation Firm, which agreement shall be in writing and final, conclusive and binding upon all of the Parties with respect to the subject matter of any such dispute so resolved; provided, that Buyer and the Member shall provide a copy of such agreement to the Valuation Firm and shall instruct the Valuation Firm not to resolve such dispute, it being agreed that if the Valuation Firm nonetheless resolves such dispute for any reason, the agreement of Buyer and the Member shall control.

(c)            For each Market, if the Final Loan Agreement Amount of the Companies in such Market exceeds the Estimated Loan Agreement Amount of the Companies in such Market (such excess amount, if any, the “Excess Amount”), then any such Excess Amount shall be automatically deemed added to the then outstanding principal amount under the applicable Loan Agreement.

(d)            For each Market, if the Final Loan Agreement Amount of the Companies in such Market is less than the Estimated Loan Agreement Amount of the Companies in such Market (such shortfall amount, if any, the “Shortfall Amount”), then the Shortfall Amount shall be set off against the applicable Loan Agreement (applied first to accrued and unpaid interest and then to outstanding principal).

(e)            For each Market, if the Final Closing Cash Payment of the Companies in such Market exceeds the Initial Closing Cash Payment of the Companies in such Market, then, within five (5) Business Days of the Final Closing Cash Payment being finally determined pursuant to Section 2.5(b), Buyer shall wire the amount of any such excess in immediately available funds to an account designated by Seller.

(f)            For each Market, if the Final Closing Cash Payment of the Companies in such Market is less than the Initial Closing Cash Payment of the Companies in such Market, then, within five (5) Business Days of the Final Closing Cash Payment being finally determined pursuant to Section 2.5(b), the applicable Seller Parties for such Market shall, jointly and severally, wire the amount of such shortfall in immediately available funds to an account designated by Buyer.

Section 2.6             Closing Transactions.

(a)            Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions with respect to the Companies in any Market (each, a “Closing”) shall take place no later than three (3) Business Days after the last of the applicable conditions to Closing set forth in Article VII applicable to such Companies have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date for such Market), or at such other time or on such other date as the Member and Buyer may mutually agree upon in writing. The day on which the Closing with respect to a Market takes place shall be referred to as the “Closing Date” for such Market. Each Closing shall be effective at 12:01 a.m. Eastern Time on the applicable Closing Date.

(b)            Company Closing Deliveries. At or prior to the Closing for a Market, the Member shall deliver, or cause to be delivered to Buyer:

(i)             membership interest powers with respect to the Equity of the Transferred Entities in such Market, in each case, duly executed by the Member;

(ii)            only to the extent applicable for such Market, customary Lien and guarantor release documentation for the Companies in such Market from Odyssey Trust Company, in its capacity as trustee and collateral agent of the (A) 9.25% senior notes due December 31, 2028 and (B) 9.0% senior secured convertible notes due December 31, 2028 (collectively, the “Notes”) evidencing release and termination of all Liens on the Equity or any assets of such Companies and release of any guarantees by such Companies in respect thereof;

(iii)           a counterpart of the Bill of Sale, Assignment and Assumption Agreement for the Transferred Assets, in the form attached hereto as Exhibit E (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by the applicable Seller Entities;

(iv)           a certificate, dated as of the Closing Date for each Company in such Market and signed by a duly authorized officer of each such Company, that each of the applicable conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(d) and Section 7.2(f) have been satisfied with respect to each such Company;

(v)            properly completed and executed IRS Form W-9 (i) identifying each Transferred Entity that is disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i), as applicable, and (ii) certifying that the Member, or such Member’s regarded owner is a “United States person” within the meaning of Code Section 7701(a)(30)(C) (pursuant to Code Section 7874(b)) and Code Section 1445(f)(3) and is exempt from U.S. backup withholding. Each Seller Entity shall also deliver, or cause to be delivered to Buyer a properly completed and executed IRS Form W-9;

(vi)           a lease assignment in a form attached hereto as Exhibit F (each a “Lease Assignment”) with respect to each Real Estate Lease applicable to such Market, duly executed by the applicable Seller Entity and, if required by the applicable Real Estate Lease, the landlord party thereto;

(vii)           to the extent applicable, the third-party consents and approvals set forth on Schedule 2.6(b);

(viii)          an electronic copy of the VDR with respect to such Market;

(ix)            the Intellectual Property Assignment, duly executed by Cannabist or the Member or the applicable Affiliate thereof, as applicable;

(x)             a Loan Agreement for such Market, as applicable, duly executed by Cannabist;

(xi)            an assignment of intellectual property license, in a form reasonably acceptable to Buyer and Member, with respect to any third-party licenses for brands or trademarks that are used by the Companies in the applicable Market but licensed from a third-party to Member or an Affiliate of Member (other than the Companies), duly executed by Member and the applicable licensor; and

(xii)           if applicable, the Reorganization Documents for such Market, duly executed by each party thereto and, if required, filed with the appropriate Governmental Entity.

(c)            Buyer Closing Deliveries. At or prior to the Closing for each Market, Buyer (or an Affiliate of Buyer) shall deliver, pay or issue (or cause to be delivered, paid or issued), as applicable:

(i)             to the Member, the Initial Closing Cash Payment for the Companies in such Market;

(ii)            a counterpart of the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;

(iii)           to the Member, a certificate, dated as of the Closing Date for such Market and signed by a duly authorized officer of Buyer, that each of the applicable conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iv)           a Loan Agreement for such Market, as applicable, duly executed by Buyer; and

(v)            to the Member, joinder documents to reflect the entry of any applicable Companies in such Market to a Loan Agreement.

The payments and issuances to be made by Buyer pursuant to Section 2.6(c) shall be made to the accounts (including wire instructions) and in the amounts designated in writing by the Member no later than two (2) Business Days prior to the Closing for such Market.

(d)            Delivery of Loan Agreements. Subject to Section 2.3(b), on each Closing, each of the Member (or its designee) and Buyer, together with any Companies acquired on the date of such Closing, shall execute and deliver loan and security agreements in substantially the form attached hereto as Exhibit G (the “Loan Agreements”) in the aggregate amount required to be paid in respect of such Closing, together with any other customary documentation related to the Loan Agreement (including, for the avoidance of doubt, any necessary intercreditor agreement or financing statements or similar items to be recorded to evidence the liens securing the Loan Agreements), each in form and substance reasonably satisfactory to Cannabist.

Section 2.7             Tax Withholding. Notwithstanding anything herein to the contrary, Buyer and each Company, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts that Buyer or each Company (or any Affiliate thereof), as applicable, shall determine in good faith it is required to deduct and withhold from such Person under the Code and the rules and regulations promulgated thereunder, or any other provision of applicable Tax Law; provided, however, that if Buyer or each Company (or any Affiliate thereof), as applicable, becomes aware of any such requirement to deduct or withhold, Buyer shall promptly notify the Member in writing (and in no event later than five (5) Business Days prior to the date on which payment is to be made) of any amounts Buyer or each Company intends to deduct or withhold under this Section 2.7, and shall cooperate in good faith with the Member to minimize or eliminate such deduction or withholding to the maximum extent permitted by applicable Law. To the extent that amounts are so withheld by Buyer or each Company, such withheld amounts, to the extent paid over to the applicable Governmental Entity in such manner as may be required by applicable Law, shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer or each Company, as applicable.

ARTICLE III
Representations and Warranties Concerning the Companies

With respect to each Market, Cannabist, the Member, and each Company doing business in such Market (including any Seller Entity) hereby represent and warrant to Buyer, jointly and severally, that the following representations and warranties are true and correct except as set forth in the Disclosure Schedules delivered by the Seller Parties to Buyer as of the date of this Agreement and each respective Closing Date. For the avoidance of doubt, each Company doing business in a particular Market (including any Seller Entity) shall be deemed to make the representations and warranties set forth in this Article III solely with respect to its operations in such Market, and no such Company shall be deemed to make any representation or warranty with respect to any other Market:

Section 3.1             Organization; Authorization.

(a)            Such Company is duly formed, validly existing and in good standing in the jurisdiction set forth across from its name on Schedule A or Schedule B, as applicable. Such Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted. Neither the character of such Company’s properties nor the nature of such Company’s businesses requires the applicable Company to qualify to do business as a foreign entity in any jurisdiction except where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Company’s organizational documents as made available to Buyer’s counsel (collectively, the “Governing Documents”) are complete and correct in all material respects, and no amendments thereto are pending as of the date hereof (except to the extent expressly contemplated by this Agreement). No Company is in default under any provision of its Governing Documents. Subject to obtaining the Sale Order, such Company has the full power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions to which it is a party. The necessary governing bodies of such Company have duly approved, authorized the execution, delivery, and consummation of the Transaction Agreements to which such Company is a party. Subject to obtaining the Sale Order, the Transaction Agreements to which such Company is a party have been duly executed and delivered by such Company, as applicable, and constitute the legal, valid and binding obligations of such Company, as applicable, enforceable against such Company, as applicable, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(b)            Each of the Member and Cannabist is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Member and Cannabist has the legal capacity and has been duly authorized by the necessary governing bodies to enter into the Transaction Agreements to which the Member and Cannabist, as applicable, is a party and perform the Member’s obligations hereunder and thereunder. The Transaction Agreements to which the Member and Cannabist is a party, have been duly executed and delivered by the Member and Cannabist and constitute the legal, valid and binding obligations of the Member and Cannabist, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 3.2             Non-contravention. Except as set forth on Schedule 3.2 and subject to the entry of the Sale Order and such Sale Order still being in effect and not subject to any stay pending appeal, the execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions by each of Cannabist, the Member and the Companies do not and will not (i) trigger or otherwise result in the modification, termination or acceleration of any Contract or Permit, give any Person the right to modify or terminate any Contract or Permit or give any Person the right to modify, terminate or accelerate any benefit, right, liability or obligation, or require any notice or consent or approval under, any Material Contract, (ii) violate, conflict with or result in a breach of any term or condition of any Material Contract or Permit (including a breach due to the failure to notify or obtain the prior consent or waiver of any Person), (iii) require the authorization, consent or approval of, an exemption or waiver from, notice or declaration to, or the filing of any document with, or the payment of any amounts to, any Person, (iv) constitute a default under (whether with or without the giving of notice, the passage of time or both) any Governing Documents, any Contract or any Permit of Cannabist, the Member or any Company, (v) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any provision of any Law, or any Order of, or any restriction imposed by, any Governmental Entity, or (vi) result in the creation of any Lien (other than Permitted Liens).

Section 3.3             Capitalization.

(a)            Schedule 3.3(a) sets forth the issued and outstanding equity interests of each Transferred Entity, the names of the record and beneficial owners thereof and the number of equity interests held by such owners. All Equity of each Transferred Entity was validly issued in compliance with applicable Law and any requirements set forth in such Transferred Entity’s Governing Documents and has been duly authorized and approved. All Equity of such Transferred Entity is fully paid and non-assessable. No Equity of such Transferred Entity is subject to any preemptive rights, rights of first refusal or restrictions on transfer. There are no outstanding or authorized subscriptions, options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights, agreements, arrangements or commitments of any kind to which such Transferred Entity is a party relating to the issuance, disposition or acquisition of, or outstanding securities convertible into or exercisable or exchangeable for, any equity interests of such Transferred Entity. There are no outstanding or authorized equity appreciation, phantom interests, profits interests, voting trusts, proxies, shareholder or equityholder agreements or other understandings with respect to the voting of the Equity of such Transferred Entity or which restrict the transfer of any such Equity. There are no bonds, debentures, notes or other Indebtedness outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any equityholders of such Transferred Entity may vote. Such Transferred Entity is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of the Equity of such Transferred Entity. No former direct or indirect holder of any equity interests of such Transferred Entity has any claim or rights against such Transferred Entity that remains unresolved or to which such Transferred Entity has or may have any liability, and, to the Companies’ Knowledge, no such claim is threatened. Such Transferred Entity does not have any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(b)            With respect to the Transferred Entities, except as set forth in Schedule 3.3(b), such Transferred Entity has no, and has never had, any subsidiaries and does not own (and has not owned or held) any equity interests of any other Person or any other interest in any other Person or any rights to acquire any such equity interests or other interest.

(c)            As of the applicable Closing, the Reorganization will be duly effected in all material respects in accordance with Exhibit A, the organization documents of the applicable Companies and all applicable Laws, including any solvency requirements or limitations on distributions. Pursuant to the Reorganization, the applicable Companies shall have acquired all of the Minority Interests, free and clear of any Liens, and the Member shall own 100% of the issued and outstanding Equity of Columbia Care New Jersey LLC and Columbia Care WV LLC. True and correct copies of all of the agreements, limited liability company actions and any other documents and instruments necessary to implement the Reorganization have been made available to Buyer.

Section 3.4             Financial Statements and Related Matters.

(a)            Attached as Schedule 3.4(a) are the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheet of such Company as of December 31, 2025 (the “Latest Balance Sheet”), and the related statement of profit and loss for the twelve-month period then ended, and (ii) the unaudited balance sheet of such Company as of December 31, 2024 and December 31, 2023 and the related statement of profit and loss for each of the twelve-month periods then ended. The Financial Statements of such Company: (A) are true, accurate and complete in all material respects, do not omit to state any fact necessary to make the statements contained therein in light of the circumstances in which they were made, not misleading, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (B) are consistent with the books and records of such Company (which, in turn, are accurate and complete in all material respects), (C) present fairly in all material respects the financial condition of such Company as of the respective dates thereof and the operating results of such Company for the periods covered thereby and (D) do not reflect any transactions which are not bona fide transactions.

(b)            All of the inventory reflected in the Financial Statements has been recorded in the Ordinary Course of Business, conforms in all material respects with all applicable specifications and warranties, and consists of a quantity and quality usable or salable, as applicable, in the Ordinary Course of Business, except for unmarketable, obsolete, defective or damaged inventory that has been written off or written down to fair market value or for which adequate reserves have been established. If saleable, inventory is saleable within a reasonable period of time and without discount outside of the Ordinary Course of Business. Since the date of the Latest Balance Sheet, the inventory levels of such Company have been maintained at levels sufficient for the continuation of the business of such Company in the Ordinary Course of Business. All inventory used in the operation of the business is located at real property either owned or leased by such Company and is not held on consignment, nor are there any Liabilities related to consigned inventory or other goods.

(c)            Except as set forth on Schedule 3.4(c), no Company has any material Liabilities (contingent or otherwise) and there is no existing condition, fact or set of circumstances that would reasonably be expected to result in any Liabilities, except for: (i) performance obligations under Contracts described on Schedule 3.9(a) (or under Contracts entered into in the Ordinary Course of Business which, because of the dollar thresholds set forth in Section 3.9(a), are not required to be described on Schedule 3.9(a), none of which involves non-performance or a breach), (ii) Liabilities reflected (and adequately reserved for) on the face of the Latest Balance Sheet and (iii) Liabilities of the type set forth on the face of the Latest Balance Sheet which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a liability for breach of Contract or involves a tort, infringement, claim, lawsuit, warranty or environmental, health or safety matter).

(d)            Such Company has established and adhered to a system of internal accounting controls which is designed to provide assurance regarding the reliability of financial reporting. During the past three (3) years, there has not been (i) any significant deficiency or weakness in the system of internal accounting controls used by such Company except as set forth on Schedule 3.4(d), (ii) any Fraud by any of such Company’s managers, directors, officers, employees or independent contractors, (iii) any wrongdoing that involves any manager, director, officer, employee or independent contractor of such Company who has or had a role in the preparation of Financial Statements or the internal accounting controls used by such Company or (iv) any claim or allegation regarding any of the foregoing.

Section 3.5             Absence of Developments.

(a)            Since the date of the Latest Balance Sheet, there has been no Material Adverse Effect.

(b)            Except as set forth on Schedule 3.5(b) and in connection with the Canadian Proceeding, since the date of the Latest Balance Sheet, no Company has taken any action described in Section 5.1 that, if such action had been taken after the date hereof and prior to the Closing for the applicable Market without the prior written consent of Buyer, would have violated Section 5.1.

Section 3.6             Real Property.

(a)            Schedule 3.6(a) sets forth a complete list of all real property owned by such Company as of the date hereof (individually, an “Owned Real Property” and, collectively, the “Owned Real Properties”). Except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles, such Company has good, valid and insurable fee simple title to the Owned Real Properties, free and clear of all Liens, except for Permitted Liens. Except as set forth in Schedule 3.6(a), no Company has leased or otherwise granted to any Person the right to occupy or use the Owned Real Property or any portion thereof. Other than this Agreement or pursuant to this Agreement, there are no outstanding options or other rights of first refusal or rights of first offer related to purchase the Owned Real Property or any portion thereof or interest therein. No Company is party to any option or other Contract to purchase any other real property or interest therein.

(b)            Schedule 3.6(b) sets forth a complete list of all leases or subleases, in effect on the date hereof, with respect to which the applicable Company leases, subleases, or otherwise occupies any Leased Real Property (individually, a “Real Estate Lease” and, collectively, the “Real Estate Leases”). The Leased Real Property and Owned Real Properties are hereafter referred to as the “Real Property”. Except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles, each applicable Company has a valid, binding and enforceable leasehold interest under each of the Real Estate Leases, free and clear of all Liens (other than Permitted Liens). Neither such Company nor, to the Companies’ Knowledge, any other party thereto, is in material breach or material default under any of the Real Estate Leases, other than breaches or defaults which have been cured or waived in writing, and no event has occurred or circumstance or fact exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination or acceleration of rent under the Real Estate Leases. No Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof or has collaterally assigned or granted any other security interest in such Real Estate Lease or any interest therein.

(c)            Schedule 3.6(c) sets forth a description of all material Leasehold Improvements for each Leased Real Property. Such Company has good and marketable title to its Leasehold Improvements, free and clear of all Liens, other than the Permitted Liens, and to the Companies’ Knowledge, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(d)            The Real Property comprises all of the real property used or intended to be used in, and that is necessary in the operation of, the Business.

(e)            To the Companies’ Knowledge, (i) there are no material structural deficiencies or latent defects affecting any of the Leasehold Improvements or the Owned Real Properties and (ii) there are no facts or conditions affecting any of the Leasehold Improvements or the Owned Real Properties which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leasehold Improvements, the Owned Real Properties, or any portion thereof in the current operation of the Business. To the Companies’ Knowledge, the Leasehold Improvements and the Owned Real Properties, in all material respects, are in good condition and repair and the systems located therein are in good working order and adequate to operate such facilities as currently used and do not require material repair or replacement in order to serve their intended purposes, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business with respect to the operation of the Real Property.

(f)            To the Companies’ Knowledge, none of the Leasehold Improvements or the Owned Real Properties encroach on any adjoining property owned by others or public rights of way.

(g)            To the Companies’ Knowledge, such Company has not received written notice of any condemnation or other Proceeding in eminent domain pending or threatened, affecting any Real Property or any portion thereof or interest therein.

(h)            The Real Property is supplied with all water, gas, electrical, telecommunications systems, sanitary sewer, storm sewer and other utility systems (the “Utility Systems”) and all Utility Systems are operational and sufficient in each case to the extent reasonably necessary for the operation and use of the Real Property as currently operated.

(i)            To the Companies’ Knowledge, (i) each parcel of Real Property has adequate vehicular and pedestrian ingress, egress and access to such parcel and (ii) there are no conditions which will result in the termination of the present access from the Real Property to existing highways or roads.

(j)            To the Companies’ Knowledge, (i) there has not been in the past 12 months, and there is not now, any casualty affecting the Real Property, and (ii) there is not now any material disrepair or damage that remains unrepaired, due to any prior casualty, if any, affecting the Real Property.

Section 3.7             Assets.

(a)            Such Company owns good, marketable and valid title to, or holds a valid leasehold interest in, all material, tangible properties and assets owned or leased by such Company shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, other than the Permitted Liens. Except as disclosed on Schedule 3.7, neither the Member nor any of its Affiliates (other than the Companies) owns, whether directly or indirectly (exclusively other than indirectly through the Member’s equity ownership), any assets used by such Company. Such Company’s buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) are, except for ordinary wear and tear, in good condition and repair and are usable in the Ordinary Course of Business.

(b)            Except for (i) assets and services to be provided pursuant to any Service Agreement, (ii) the Non-Transferred Employees and (iii) the Excluded Assets, the Transferred Assets and the rights, properties, and assets owned or used by the Transferred Entities comprise all of the assets, tangible and intangible, of any nature whatsoever, necessary for or used in the business of the Companies and are sufficient to permit Buyer to conduct such businesses immediately following the Closing in substantially the same form and manner as conducted by the Companies during the twelve (12) month period immediately prior to the Closing. No Affiliate of such Seller Entity owns or has any rights in or to any of the Transferred Assets or any other assets, properties or rights related to or used in connection with the business of the Companies.

Section 3.8             Tax Matters.

(a)            All material Tax Returns required to be filed prior to the Closing Date with respect to the Transferred Entities and Transferred Assets, for the applicable Market pursuant to applicable Laws, have been filed and such Tax Returns are accurate, complete and correct in all material respects.

(b)            All material Taxes due and payable prior to the Closing Date with respect to the Transferred Entities and Transferred Assets, for the applicable Market (whether or not shown or required to be shown on any Tax Return) have been paid.

(c)            There are no Liens for Taxes upon any of the assets of the Transferred Entities or upon any of the Transferred Assets, other than Permitted Liens.

(d)            None of the Transferred Entities have engaged in any reportable transaction (or a substantially similar transaction) as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b) (irrespective of the effective dates).

(e)            None of the Transferred Entities are party to or bound by any Tax Sharing Agreements.

(f)            None of the Transferred Entities has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity, which extension is in effect as of the date hereof and no written request for any such waiver or extension is currently pending.

(g)            There is no audit or other legal Proceeding with respect to Taxes now in progress or pending against any Transferred Entity or against any Seller Entity with respect to Transferred Assets. There is no Tax assessment or deficiency asserted in writing against any Transferred Entity that has not been paid in full. No claim has been made in writing by a Tax authority in a jurisdiction in which any Transferred Entity or Seller Entity does not file a particular type of Tax Return or pay a specific Tax that such Transferred Entity or Seller Entity is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(h)            The Transferred Entities and Seller Entities have timely withheld and paid (or remitted) all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(i)            No Transferred Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, or has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by Contract.

(j)            The classification of each the Transferred Entity for U.S. federal income tax purposes is set forth in Schedule 3.8(j).

Section 3.9             Material Contracts.

(a)            Except as set forth on Schedule 3.9(a), such Company is not party to, or bound by (excluding Company Employee Benefit Plans), any: (i) collective bargaining agreement or other Contract with any labor organization; (ii) employment, staffing, independent contractor, retirement, equity based, profit sharing, bonus (including transaction or retention bonus), consulting, incentive, separation, change in control, deferred compensation or severance Contract with any directors, officers, employees or independent contractors of such Company at annual compensation in excess of $200,000; (iii) Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of such Company’s assets or to the guaranty of any obligation for borrowed money or otherwise; (iv) Contract with respect to the advancement, lending or investing of funds; (v) Contract containing any grant by any Person to any Company of any license, sublicense, or covenant not to assert, under or with respect to any Intellectual Property of any Person, other than Incidental Licenses; (vi) Contract or lease under which any Company is a lessee of or holds or operates any property, real or personal, owned by any other Person, that involves annual payments of more than $100,000; (vii) Contract not terminable by such Company upon 90 days’ or less notice without penalty; (viii) Contract which contains any provision with respect to exclusivity in favor of any third Person; (ix) Contract prohibiting, limiting or otherwise restricting in any way any Company from soliciting or hiring employees, of any other Person; (x) Contract involving the settlement of any Proceeding or threatened Proceeding in excess of $100,000 or that involves an admission of wrongdoing, the institution of mandated new procedures or other business conduct, or the imposition of equitable or similar relief; (xi) Contract containing an obligation concerning or consisting of a joint venture, alliance or similar arrangement; (xii) Contract under which any Company is, or may become, obligated to pay an amount in respect of indemnification obligations, deferred purchase price, purchase price adjustment or otherwise in connection with any acquisition or disposition of material assets or securities, merger, consolidation or other business combination; (xiii) Contract with a Material Supplier; (xiv) Contract that purports to (A) limit or restrict the ability of such Company to enter into or engage in any market or line of business (for the avoidance of doubt, excluding confidentiality agreements or similar agreements entered into in the Ordinary Course of Business), (B) restrict in any material respect the manufacture, marketing or distribution of any products of such Company; (xv) Contract providing for the research or development by a third party of any material product of such Company; (xvi) Contract that is a distributor, group purchasing organization or similar network Contract; (xvii) Contract for the sale of any material assets of such Company other than sales of inventory in the Ordinary Course of Business; or (xviii) Contract with any Governmental Entity.

(b)            (i) No Material Contract has been breached in any material respect or cancelled by any party thereto, and, to the Companies’ Knowledge, there has been no event which, upon giving of notice or lapse of time or both, would constitute such a breach or default, (ii) each Material Contract is legal, valid, binding and enforceable against the applicable Company and, to the Companies’ Knowledge, against each other party thereto, and is in full force and effect, (iii) to the Companies’ Knowledge, no party to a Material Contract has made a claim in writing of force majeure, (iv) no Company has received any written notice of intention to terminate or amend any Material Contract, and to the Companies’ Knowledge, no such action has been threatened, and (v) such Company has made available to Buyer a true and correct copy of each Material Contract. For purposes of this Agreement, “Material Contract” means each Contract listed or required to be listed on Schedule 3.9(a).

Section 3.10           Intellectual Property; Data Privacy and Security.

(a)            Schedule 3.10(a) contains a correct, current, and complete list of (i) all Intellectual Property registrations of such Company, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all material unregistered and/or material common law Trademarks owned by each Company; (iii) all material proprietary software owned by each Company; and (iv) all domain names owned by each Company. The Transferred Marks are solely owned by the Member or Cannabist.

(b)            Except as set forth in Schedule 3.10(b), such Company is the sole and exclusive legal and beneficial, and with respect to the registered Intellectual Property of such Company, record, owner of all right, title, and interest in and to the registered Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use by such Company in the conduct of the Companies’ business as currently conducted, in each case, free and clear of Liens other than Permitted Liens. Except as set forth in Schedule 3.10(b), such Company has entered into binding, valid and enforceable, written agreements with each current and former employee, current and former independent contractor, and any other Person involved in the creation or development of material Intellectual Property of such Company whereby such employee, independent contractor, or other Person grants to such Company an assignment of any ownership interest such employee, independent contractor, or other Person may have in or to Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” within the meaning of 17 U.S.C. §§ 101 and 201 of the Copyright Act.

(c)            All Intellectual Property registrations of such Company are subsisting and, to the Companies’ Knowledge, in full force and effect. Such Company has (i) taken all necessary steps to maintain and enforce such Intellectual Property which is registered or for which an application for registration has been filed and (ii) taken all commercially reasonable steps to preserve the confidentiality of all material trade secrets included in the Intellectual Property of such Company. All required filings and fees related to the registered Intellectual Property of such Company have been timely submitted with and paid to the relevant Governmental Entity and authorized registrars.

(d)            Neither the execution, delivery or performance of this Agreement, nor the consummation of the transaction contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, any Company’s rights to own or use any material Intellectual Property of such Company.

(e)            Such Company has implemented and for the past three (3) years maintained commercially reasonable security procedures and practices to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including by implementing disaster recovery and security plans and procedures.

(f)            To the Companies’ Knowledge, the conduct and operation of the Business have not, in the past three (3) years, infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. No Company is the subject of any pending Proceeding that either alleges a claim of infringement, misappropriation or other violation of any Intellectual Property rights of any Person, and, to the Companies’ Knowledge, no such claims have been asserted or are threatened against any Company as of the date hereof.

(g)            Such Company is and for the past three (3) years has been, in material compliance in all material respects with all Privacy and Security Requirements. Such Company has not, and, to the Companies’ Knowledge, no third-party Processing Personal Information on behalf of any Company has, suspected or experienced any material Security Breaches. No Company has received any written notices or complaints from any Person (including any Governmental Entity) regarding the unauthorized Processing of Personal Information or non-compliance with Privacy and Security Requirements.

(h)            Except as would not be material to any Company’s business as a whole, (i) such Company has valid and legal rights to Process all of the Personal Information that is Processed by or on behalf of such Company in connection with the use and/or operation of its business, (ii) and the execution, delivery, or performance of this Agreement will not affect such rights or violate any Privacy and Security Requirements. Such Company has implemented, and used commercially reasonable efforts to require all third parties that receive Personal Information from or on behalf of such Company, commercially reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Personal Information from unauthorized access by any Person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

Section 3.11           Litigation. There are no, and there have not been any within the last three (3) years, Proceedings pending or, to the Companies’ Knowledge, threatened against or affecting, the Member or any Company, or any director, manager, officer, executive employee, independent contractor or agent of any Company or any staffing agency used by any Company, at law or in equity, or before or by any Governmental Entity or arbitrator.

Section 3.12           Brokerage. None of the Seller Parties, nor any Company, nor anyone on their behalf has engaged any broker, finder or similar agent in connection with the Transactions. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of any Company.

Section 3.13           Employees.

(a)            Except as otherwise required by Law and identified on Schedule 3.13(a), no Company is party to or bound by any collective bargaining agreement or other labor-related Contract with an Employee Representative Body (each, a “Labor Agreement”), and no Labor Agreements are currently being negotiated by or on behalf of any Company. No Company employees are represented by an Employee Representative Body with respect to their employment with a Company, and no Company is obligated to, nor within the past three (3) years has undertaken to, recognize any Employee Representative Body as the representative of its employees. Within the past three (3) years, no Company has experienced any strikes, concerted work stoppages or concerted slowdowns, material labor grievances, claims of unfair labor practices or other material labor disputes. To the knowledge of the Companies, there are no ongoing or threatened union organizing or decertification activities with respect to employees of any Company and no such activities have occurred within the past three (3) years.

(b)            Such Company has provided Buyer with a true, complete and accurate list, as of a date within one (1) week of the date hereof, of each employee and individual independent contractor of such Company, as well as each other employee of the Member or its Affiliates who exclusively provides services to the Business and, for each such employee, the date(s) of hire, position and title (if any), current rate of compensation and rate of compensation during the 2025 calendar year (in each case, including bonuses, commissions and incentive compensation, if any), employing entity, whether such Person is exempt or non-exempt for overtime pay purposes, whether such Person is full-time or part-time, the number of such Person’s accrued but unpaid paid time off, whether such Person is absent from active employment and, if so, the date such Person became inactive (if known), the reason for such inactive status and, if applicable, the anticipated date of return to active employment. As of the date hereof, except for de minimis deficiencies, all compensation (including bonuses, commissions and incentive compensation) payable to all employees or independent contractors of each Company for services performed on or before the date hereof have been paid in full and there are no outstanding agreements, understandings, or commitments of the Member or any Company regarding any compensation, wages, commissions, bonuses, or fees.

(c)            Such Company, within the past three (3) years, is and has been in material compliance with all applicable Laws (including local laws) respecting employment, including provisions thereof relating to employment practices, terms and conditions of employment, wages and hours, pay equity, break periods, leaves of absences, paid sick leave, unemployment insurance laws, equal employment, immigration, occupational health and safety, and workers compensation and, in each case, with respect to current and former employees and individual independent contractors. All individuals characterized and treated by the Companies as consultants or independent contractors of the Companies are properly treated as independent contractors, and all employees of the Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified as exempt, in each case, in material compliance with applicable Laws. In the past three (3) years, no Company has implemented any “plant closing” or “mass layoff” of employees as those terms are defined under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law (the “WARN Act”) triggering notice under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no plant closings or mass layoffs of employees that could trigger liability under the WARN Act are currently contemplated, planned, or announced.

(d)            To the knowledge of the Companies, all employees of such Company employed at any time in the past three (3) years, including seasonal and temporary employees, have presented proper documentation (including Form I-9) for employment in the United States with such Company. Within the past three (3) years, such Company has not been the subject of any audit of its immigration, employment verification or Form I-9 practices by any Governmental Entity nor has any Company had any penalties assessed against it by any Governmental Entity due to its hire of unauthorized workers or failure to comply with applicable document collection and retention requirements.

(e)            Within the past three (3) years, there has not been any claim, controversy or investigation relating to, or any act or allegation of or relating to, race or sex-based discrimination, race-based or sexual harassment or sexual misconduct, or breach of any policy of any Company relating to the foregoing, in each case involving such Company and any current or former supervisory-level employee, officer, director, executive, or manager (in relation to his or her work at such Company) of such Company. None of the Companies, in the past three (3) years, have entered into any settlement agreements related to allegations of race or sex-based discrimination, race-based or sexual harassment or sexual misconduct, or breach of any policy of any Company relating to the foregoing by any current or former director, officer, or employee at the level of vice president or above at any of the Companies for which any Company has outstanding obligations. Within the past three (3) years, no actions, suits, investigations, or proceedings have been pending or, to the Companies’ Knowledge, threatened, related to any allegations of race or sex-based discrimination, race-based or sexual harassment or sexual misconduct, or breach of any policy of any Company relating to the foregoing by any current or former director, officer, or supervisory-level employee at any of the Companies.

Section 3.14           Employee Benefit Plans.

(a)            Schedule 3.14(a) sets forth a complete and correct list as of the date hereof of each material Company Employee Benefit Plan (or forms thereof with respect to individual arrangements that do not differ in any material respect from such form). For purposes of this Agreement, “Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, each employment, consulting, retirement, option, equity or equity-based, phantom equity, profit sharing, bonus, commission, incentive, severance, separation, change in control, retention, deferred compensation, fringe benefit, vacation, paid time off, medical, dental, life, disability or other welfare and each other benefit or compensation plan, program, policy, agreement, arrangement or Contract (i) that is maintained, sponsored or contributed to (or required to be contributed to) by such Company or any ERISA Affiliate and under which any Offered Employee has any present or future right to compensation or benefits or (ii) under or with respect to which any Company has any current or contingent liability or obligation (other than any governmental plan or statutorily required benefits). With respect to each material Company Employee Benefit Plan, to the extent applicable, such Company has furnished to Buyer true and complete copies of (A) the plan documents (and all amendments thereto) (or forms thereof with respect to individual arrangements that do not differ in any material respect from such form), summary plan descriptions and summaries of material modifications, (B) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”), (C) the Form 5500 Annual Report (including all Schedules and other attachments) as filed for the most recent year, and (D) all related trust agreements, insurance Contracts, and other funding arrangements.

(b)            No Company Employee Benefit Plan provides, and such Company does not have any obligation to provide or any other liability with respect to, post-employment or post-termination health or life insurance or other welfare-type benefits for any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Law (“COBRA”) for which the covered Person pays the full cost of coverage). Such Company and the ERISA Affiliates have complied in all material respects and are in compliance in all material respects with the requirements of COBRA. Such Company does not sponsor, maintain, or contribute to (or is obligated to contribute to) or has any liability under or with respect to: (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, or other plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iii) any multiple employer plan as determined under Section 413 of the Code. Such Company does not have any current or contingent material liability or obligation by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

(c)            Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received or is otherwise entitled to rely on a current favorable determination or opinion letter to that effect from the IRS, and, to the knowledge of the Companies, no circumstance exists that would reasonably be expected to result in revocation of any such favorable determination or opinion letter or adversely affect the qualified status of any Company Employee Benefit Plan. Each Company Employee Benefit Plan and any related trust, insurance Contract or fund has been established, maintained, funded, operated, and administered, in all material respects, in accordance with its respective terms and in compliance, in all material respects, with all applicable Laws, including ERISA and the Code. Except as would not result in material liability to the Company Group, (i) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements, and premiums or other payments required to be made prior to the Closing for the applicable Market have been timely made and (ii) all contributions, distributions, reimbursements and premiums or other payments for any period ending on or before the Closing Date for the applicable Market that are not yet due have been made or properly accrued. Except as would not result in material liability to the Company Group, there has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There are no pending or, to the knowledge of the Companies, threatened Proceedings with respect to any Company Employee Benefit Plan (other than routine claims for benefits), and, to the knowledge of the Companies, there is no circumstance that would reasonably be expected to give rise to any such Proceeding.

(d)            No Company Employee Benefit Plan is currently under audit or examination by the IRS or the Department of Labor. There are no pending or, to the knowledge of the Companies, threatened, audits, investigations, claims, suits, grievances or other Proceedings, and to the knowledge of the Companies, there are no facts that could reasonably give rise thereto, involving, directly or indirectly, any Company Employee Benefit Plan or any fiduciary or administrator thereof, or any rights or benefits thereby, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

(e)            (i) None of the Company Employee Benefit Plans or any other arrangement obligates such Company to pay any separation, severance, termination or any other benefit or compensation that may be triggered, increased or accelerated or otherwise results in the acceleration of time of payment, funding, or vesting as a result of the execution and delivery of this Agreement or any transaction contemplated by this Agreement (alone, or in combination with any other event) or as a result of a change in control or ownership within the meaning of Section 280G of the Code and (ii) no material unfunded liability exists under any Company Employee Benefit Plan.

(f)            Such Company does not contribute to, nor has at any time within the previous three (3) years contributed to or had any obligation to contribute to, nor has any current or contingent liability or obligation with respect to, any multiemployer plan within the meaning of Section 3(37) of ERISA.

(g)            No Company has any written commitment to create, materially modify, or terminate any Company Employee Benefit Plan.

(h)            Such Company Employee Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. Such Company has not any obligation to gross up, indemnify, or otherwise reimburse any individual for any Taxes, interest, or penalties, including those imposed under Section 4999 or Section 409A of the Code (or any similar provisions of state, local, or foreign applicable Law).

Section 3.15           Insurance. Schedule 3.15 sets forth a list of all insurance policies such Company has in place, which list sets forth the name of the insurer, policy number, policy limit, deductible, premium, expiration date, scope of coverage and status of any Proceedings pending thereunder for each insurance policy (and includes a description of any self-insurance or co-insurance arrangements, including any reserves). Each such insurance policy is in full force and effect in all material respects and all premiums are currently paid in accordance with the terms of such insurance policy. No current or historical limits under such insurance policies have been eroded or materially impaired by claims. There has not been a failure by any Company to give notice of any material claim that may be insured under any such insurance policy in a timely fashion. Such Company has not received any notice that any such insurance policy will be cancelled or will not be renewed. The insurance coverage maintained by such Company is customary for businesses of similar size engaged in similar lines of business. Except as set forth on Schedule 3.15, in the past three (3) years, no claim has been made on any of such Company’s insurance policies.

Section 3.16           Compliance with Laws; Permits.

(a)            Except as otherwise identified on Schedule 3.16(a), such Company has for the past three (3) years complied and is in compliance in all material respects, with all applicable Laws or Orders of a Governmental Entity and no written notices have been received by and no claims have been filed against any of such Company alleging a default or violation of any such Laws other than violations that are either immaterial and/or that have been resolved prior to the date hereof. In the past three (3) years, such Company has not received any written notice, or to the Companies’ Knowledge, other notice, alleging or stating that it is under investigation or audit with respect to, or been formally charged by a Governmental Entity with, the material violation of any Laws, and no Company is under any such investigation or audit other than violations that are either immaterial and/or have been resolved prior to the date hereof. For the past three (3) years, such Company has not conducted any internal investigation or audit in respect of any actual or potential violation of Law except with respect to routine investigations and/or audits associated with violations that are either immaterial and/or have been resolved prior to the date hereof. For the past three (3) years, all reports required to be filed by or on behalf of such Company with any Governmental Entity have been filed and, when filed, were correct and complete in all material respects. No officer, director, manager, employee, independent contractor, consultant, advisor or agent of any Company has been or is authorized to make or receive, and none of such Company’s officers, directors, managers, employees or consultants or advisors or agents have made or received, any bribe, kickback payment or other illegal payment at any time with respect to the Business.

(b)            Neither such Company nor any of its directors, officers, or employees, nor, to the Companies’ Knowledge, any of its agents or representatives: (i) has been, nor is, a Sanctioned Person; (ii) has transacted any business with or for the benefit of any Sanctioned Person nor violated applicable Sanctions; or (iii) has violated applicable Ex-Im Laws.

(c)            No Company nor, to the Companies’ Knowledge, any of its directors, officers, employees, agents, or representatives has been the subject of any allegation, deficiency notice, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Laws, Sanctions or Ex-Im Laws, and no such allegation, notice, investigation, prosecution or other action is pending or threatened.

(d)            Such Company (i) holds all Permits required for the ownership and use of its assets and properties and the conduct of the Businesses (including all Permits necessary to operate a cannabis business in the Markets consistent with the applicable State Cannabis Laws (the “Marijuana Permits”)) as currently conducted and Schedule 3.16(d) sets forth a list of all of such Permits, and (ii) has been and is in compliance with all terms and conditions of any such Permits. Upon receipt of the Cannabis Transaction Approval, all such Permits may be relied upon by Buyer and such Company for lawful operation of the Business on and immediately after the Closing for the applicable Market without transfer, reissuance or other Governmental Entity action.

(e)            Neither the Member nor such Company has received any notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) or any other communications related thereto from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where such Company conducts business. There are no Assessments that are unpaid as of the date hereof, and there are no facts or circumstances that would be reasonably likely to result in an increase in liability to such Company after the Closing Date for the applicable Market under any applicable workers’ compensation or workplace safety and insurance Laws. Such Company’s accident cost experience relating to such Company’s business is such that there are no pending Assessments, and there are no claims or potential claims which may adversely affect such Company’s accident cost experience.

Section 3.17           Environmental Matters.

(a)            Such Company is and for the past three (3) years has been in compliance, in all material respects, with all applicable Environmental Laws.

(b)             Such Company possesses all Permits required by Environmental Laws to operate the business as conducted as of the Closing Date for the applicable Market, and there are no proceedings or threat to revoke, terminate, or adversely modify any such Permit.             Such Company has not received any notice of violation, claims alleging liability, or written request for information pursuant to Environmental Laws, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements. There are no facts, circumstances, or conditions that could reasonably be expected to result in such an occurrence. There has been no Release of Hazardous Material in contravention of or so as to give rise to liability under any Environmental Laws with respect to the business or assets of such Company used or with respect to any real property owned, operated or leased by any Company. Such Company has not retained or assumed by contract or operation of Law, any Liabilities or obligations of any third party under Environmental Laws.

(c)            The representations and warranties contained in this Section 3.17 constitute the sole and exclusive representations and warranties of the Member and such Company relating to any Environmental Law.

Section 3.18           Affiliated Transactions. Except as set forth on Schedule 3.18, no Insider (i) owns any interest in any material asset used in the business of such Company or (ii) is a party to any Contract or other transaction with such Company.

Section 3.19           Indebtedness. Except as set forth on Schedule 3.19, such Company does not have any Indebtedness.

Section 3.20           Bank Accounts; Identification Numbers. Schedule 3.20(a) sets forth a true, complete and correct list of all banks or other financial institutions with which such Company has an account, showing the type and account number of each such account, and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith. Schedule 3.20(b) sets forth a true, complete and correct list of all employer identification numbers and state identification numbers of such Company.

Section 3.21           Material Suppliers. With respect to the fiscal year ended December 31, 2025, Schedule 3.21 lists the ten (10) largest (by dollar volume) suppliers and vendors of the Companies collectively during such period (each, a “Material Supplier”) (showing the approximate dollar volume for each), along with a true and complete list of each Contract with each such Material Supplier. Since the date of the Latest Balance Sheet, no Material Supplier has terminated its relationship with any Company, and, to the knowledge of the Companies, such Company has not received notice from any Material Supplier of its intent to terminate its relationship with such Company or otherwise alter its business relationship in a manner adverse to any Company. Such Company is not involved in any material dispute with any Material Supplier.

Section 3.22           Absence of Certain Business Practices. Such Company and its officers, directors, and equity holders, and to the Companies’ Knowledge, such Company’s employees, representatives and Affiliates, are currently in compliance in all material respects and within the past three (3) years have been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, and any other applicable foreign or domestic anticorruption or anti-bribery Laws (collectively, the “Fraud and Bribery Laws”). There are no pending or, to the Companies’ Knowledge, threatened claims against any Company or any of their Affiliates with respect to violations of any Fraud and Bribery Laws. Without limiting the foregoing, such Company nor any of its officers, directors, or equity holders, and to the Companies’ Knowledge, none of such Company’s employees, representatives, or Affiliates, have directly or indirectly: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) offered, promised, provided, paid, delivered, attempted to provide or authorized the payment or provision of any fee, commission or other sum of money or anything of value, however characterized, to any Person, including any public official of a Governmental Entity, customer or supplier, or to any customer or supplier or any officer, director, manager, shareholder, partner, member, employee, agent or representative of any of the foregoing; (iii) promised, offered, paid, provided or attempted to provide any unlawful payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to any Person, including any public official of a Governmental Entity, customer or supplier or any officer, director, manager, shareholder, partner, member, employee, agent or representative of any of the foregoing; or (iv) engaged in any other unlawful practice, or made any other unlawful payment or given any other unlawful consideration to any Person, including any public official of a Governmental Entity, customer or supplier or any officer, director, manager, shareholder, partner, member, employee, agent or representative of any of the foregoing. Such Company has no sales agents, consultants or other third parties that are entitled to compensation of any nature for introduction or referral of business to any Company.

Section 3.23           No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this ARTICLE III (as modified by the Schedules) and the Transaction Agreements, neither any Company, the Member, Cannabist, nor any other Person has made, makes or shall be deemed to make any other express or implied representation or warranty, either written or oral, at law or in equity, on behalf of such Company, the Member, Cannabist, or any of their respective Affiliates, including any representation or warranty regarding the Member, Cannabist, any Company, or any other Person, the Equity, the Transferred Assets, the Assumed Liabilities, the Business, the Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and the Member, Cannabist, and Companies hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Member, Cannabist, any Company, or any other Person, including any of their respective representatives. Except for the representations and warranties expressly set forth in this ARTICLE III (as modified by the Schedules) and the Transaction Agreements, the Member, Cannabist, and such Company hereby (a) disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the assets of such Company, the Equity, the Transferred Assets, the Assumed Liabilities or the Business, and (b) disclaims all liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or any representatives of Buyer or any of Buyer’s Affiliates (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any representative of the Member, Cannabist, or any Company, respectively), including omissions therefrom. Without limiting the foregoing, neither the Member, Cannabist, nor any Company makes any representation or, warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Buyer or any of its Affiliates or any representatives of Buyer of any of its Affiliates regarding the probable success, profitability or value of the Member, Cannabist, or the Companies, the Equity, assets of such Company, the Transferred Assets, the Assumed Liabilities or the Business.

ARTICLE IV
Representations and Warranties of Buyer

As an inducement to the Member and the Companies to enter into this Agreement and consummate the Transactions, Buyer hereby represents and warrants that each of the following representations are true and correct:

Section 4.1             Organization; Authorization. Buyer is a limited liability company duly formed under the Laws of the State of Delaware with full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of the Transaction Agreements to be executed and delivered by Buyer and the consummation of the Transactions have been duly authorized by all requisite action on the part of Buyer and no other Proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of the Transaction Agreements. The Transaction Agreements to be executed and delivered by Buyer constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2             Non-contravention. Except as set forth in Schedule 4.2, other than the Cannabis Transaction Approval and subject to the Sale Order having been entered and still being in effect and not subject to any stay pending appeal at the time of Closing, the execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions by Buyer do not and will not (a) require the authorization, consent or approval of, an exemption or waiver from, notice or declaration to, or the filing of any document with, or the payment of any amounts to, any Person, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both) the governing documents of Buyer or (c) violate any Law or Order.

Section 4.3             Sufficiency of Funds. At each applicable Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to (a) pay the Purchase Price, (b) pay all of the expenses of Buyer in connection with the Transaction, and (c) consummate the Transactions; and Buyer acknowledges that its obligations hereunder are not conditioned upon the availability of any financing.

Section 4.4             No Litigation. There are no, and there have not been any, Proceedings pending or threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Entity or arbitrator that would reasonably be expected to impact Buyer’s ability to consummate the Transactions or otherwise impede Buyer’s ability to purchase or own the Equity or the Transferred Assets. Buyer is not subject to or bound by any outstanding Orders applicable to the Transactions.

Section 4.5             Brokerage. Neither Buyer nor anyone on its behalf has engaged any broker, finder or similar agent in connection with the Transactions. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Buyer.

Section 4.6             No Other Representations or Warranties. Buyer has conducted its own independent review and analysis of the Equity, the Transferred Assets and the Assumed Liabilities and acknowledges that it has been provided with access to projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about the Member, the Companies, the assets and the Liabilities of the Companies, the Equity, the Transferred Assets, the Assumed Liabilities, the Business and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements. Buyer further acknowledges and agrees that (x) the only representations and warranties made by the Member or the Companies are the representations and warranties expressly set forth in ARTICLE III (as modified by the Schedules) and the Transaction Agreements, and Buyer has not relied upon, and will not rely upon, any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of the Member, the Companies, or any of its Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the respective representatives of the Member and the Companies, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such other representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information, and (y) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of the Member or the Companies expressly set forth in ARTICLE III (as modified by the Schedules) and the Transaction Agreements.

ARTICLE V
Pre-Closing Covenants

Section 5.1             Conduct of Business Prior to the Closing. From the date hereof until the Closing for a Market, except as otherwise consented to in writing by Buyer (which consent may not be unreasonably withheld, delayed or conditioned), subject to the CCAA, or as ordered by the Canadian Court, each Company in such Market (i) shall conduct its business and affairs in the Ordinary Course of Business and, (ii) from the date hereof until the Closing Date for such Market, shall, with respect to such Market:

(a)            use commercially reasonable efforts to maintain the assets owned, operated, or used by it (including, with respect to the Seller Entities, the Transferred Assets) in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and the sale of inventory and other assets in the Ordinary Course of Business;

(b)            not enter into, terminate, materially amend or waive any Material Contract (other than renewals and extensions in the Ordinary Course of Business);

(c)            maintain its books and records in the Ordinary Course of Business;

(d)            not issue, sell, grant, dispose of, pledge or otherwise encumber any Equity, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Equity, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other Contracts of any character to purchase or acquire any Equity, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Equity, voting securities or equity interests;

(e)            not (i) redeem, purchase or otherwise acquire any of its outstanding Equity, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other Contracts or acquire any Equity, voting securities or equity interests (other than the Minority Interests pursuant to the Reorganization) or (ii) form any subsidiary;

(f)            not split, combine, subdivide or reclassify any Equity;

(g)            other than in connection with a debtor-in-possession or similar financing with an un-related third party incurred in compliance in all material respects with the CCAA, not incur or assume any Indebtedness or guarantee any Indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of such Company or cancel, forgive, or compromise any debt or claim or waive or release any material right of such Company regarding such debt other than (A) any non-financial Indebtedness incurred with an unrelated third party in the Ordinary Course of Business and that does not otherwise result in a breach of this Section 5.1, (B) trade payables incurred in the Ordinary Course of Business and/or otherwise taken into consideration in the calculation of Working Capital or (C) pursuant to cash sharing arrangements in the Ordinary Course of Business solely among or between any applicable Company and one or more of other Companies not in such Market;

(h)            not commit to make any capital expenditure in excess of $100,000 individually or $500,000 in the aggregate;

(i)             not directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest in any Person;

(j)             not make any loan or advance to or investment in any Person;

(k)            not make any payment to or for the benefit of any of a Seller Party or any Affiliate thereof;

(l)             not (i) hire any employees with an annual compensation in excess of $100,000 other than in the Ordinary Course of Business, (ii) increase the compensation payable or to become payable by such Company other than in the Ordinary Course of Business, (iii) grant any bonus, benefit or other direct or indirect compensation to any employees other than to new employees or as provided for under any Company Employee Benefit Plan(s) in existence as of the date hereof, or (iv) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for or with any employees or otherwise modify or amend or terminate any such plan or arrangement;

(m)           not modify, extend, terminate, or enter into any Labor Agreement or recognize or certify any Employee Representative Body as the bargaining representative for any Offered Employee, in each case except as otherwise required by Law and existing Labor Agreements identified under Schedule 3.13(a);

(n)            with respect to the Transferred Entities, not (i) change or revoke any material election concerning Taxes, (ii) file any material amended Tax Return, (iii) enter into any closing agreement or waiver or extension of the statute of limitations period with respect to any material Tax Proceeding, (iv) settle any material Tax Proceeding or obtain any Tax ruling or (v) change any annual accounting period of such Company with respect to any Tax;

(o)            not make any changes in accounting methods, principles or practices, except as may be required by a change in GAAP or applicable Law;

(p)            not amend any Governing Documents;

(q)            not adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than in connection with the Canadian Proceeding;

(r)            not acquire or dispose of any properties or assets (including, with respect to the Seller Entities, the Transferred Assets) other than (i) in the Ordinary Course of Business with an individual value of less than $10,000 or aggregate value of less than $50,000 or (ii) sales of inventory in the Ordinary Course of Business;

(s)            except for any Liens granted by the Canadian Court, not allow any properties or assets (including, with respect to the Seller Entities, the Transferred Assets) to become subject to a Lien, other than a Permitted Lien;

(t)            not settle, compromise or initiate any material Proceeding relating to the Business other than (i) in connection with the Canadian Proceeding or (ii) any settlement or release entered into in the Ordinary Course of Business, that (A) contemplates only the payment of money without ongoing limits on the conduct or operation of the Business, (B) results in a full release of the applicable Companies with respect to the claims giving rise to such action, or (C) involves the payment of Liabilities reflected or reserved against in full in the Financial Statements;

(u)            not declare, set aside, establish a record date for, make or pay any dividend or distribution (whether payable in cash, equity, property or a combination thereof) with respect to any of its equity interests, or enter into any Contract with respect thereto;

(v)            not transfer or surrender any assets, rights or other benefits to or for the benefit of any of a Seller Party or Affiliate thereof;

(w)            not make any payment, transfer of value, benefit, or other arrangement (whether direct or indirect, in cash or in kind, actual or contingent) made by or on behalf of any Company to, or for the benefit of, the Member or any of its Affiliates;

(x)            not grant any rights to any third parties that would reasonably be expected to impair Buyer’s rights to use the Transferred Marks in the applicable Market as they are used on the date hereof;

(y)            maintain its Permits and not initiate or cause to be initiated any Proceeding (except with respect to Permit renewal applications, investigations, and proceedings in the Ordinary Course of Business) related to or in connection with the grant of Permits by any Governmental Entity pursuant to, in relation to, or otherwise in connection with the applicable State Cannabis Laws; and

(z)            to the extent requested by Buyer, make prompt and complete filings with federal and/or state agencies as contemplated under AG Order No. 6754-2026 with respect to its medical cannabis business.

Notwithstanding the foregoing, to the extent that a Company takes any of the foregoing actions or omissions, as the case may be, (a) pursuant to a Transition Committee Recommendation, (b) in accordance with the express terms of a related Service Agreement, or (c) as otherwise expressly permitted by this Agreement, such actions or omissions, as the case may be, shall be deemed to be consented to by Buyer for the purposes of this Section 5.1.

Section 5.2             Access to Information; Confidentiality.

(a)            From the date hereof until the earlier of the termination of this Agreement in full in accordance with ARTICLE VIII or the Closing of the last Market, the Companies shall (i) afford Buyer and its representatives reasonable access to and the right to reasonably inspect, with reasonable advance notice, all of the assets, premises, books and records, Contracts and other documents and data related to the Companies or the Business, provided that (x) in no event shall any sampling, testing, boring, drilling, chipping, disassembling, inspection or analysis of soil, groundwater, building materials or other environmental media, or sampling, testing, boring, drilling, chipping, disassembling, inspection or any analysis generally referred to as a Phase II, be permitted without the written consent of the Member, which consent shall not be unreasonably withheld, conditioned or delayed, and (y) in no event shall any report or other document concerning the environment that is prepared in connection with the access contemplated by this Section 5.2(a) be provided or disclosed to any Person unless the Member, in the Member’s sole discretion, in each such instance expressly elects to allow for such provision or disclosure; (ii) furnish Buyer and its representatives with such financial, operating, and other data and information of the Companies or the Business as Buyer and its representatives may reasonably request; and (iii) instruct the representatives of the Companies to reasonably cooperate with Buyer and its representatives in their investigation of the Companies or the Business.

(b)            The Parties agree that the terms of the Transaction Agreements shall be Confidential Information (as defined in the Confidentiality Agreement) and are subject to the Confidentiality Agreement; provided, that the Member and Buyer (i) may issue a press release detailing the general terms of the Transactions, which press release may be publicly filed with CSE, the SEC or other regulatory bodies, (ii) may disclose such information to the extent required by applicable Law, the CCAA, the Canadian Court or CSE policy and (iii) the Member, the Companies and their respective Representative (as defined in the Confidentiality Agreement) may disclose the terms of the Transaction Agreements and any discussions regarding the Transactions to the lenders of Cannabist and its Affiliates and advisors and other Representatives on a confidential basis. Notwithstanding the foregoing, nothing in this Section 5.2(b) will prevent any party hereto from making any other public disclosure required by Law or the rules or policies of any stock exchange. Subject to this Section 5.2(b), with respect to each Market, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer, its Representatives (as defined in the Confidentiality Agreement) and any other third party who signed (or signs) a joinder thereto subject to and in accordance with the Confidentiality Agreement as if parties thereto) until the Closing for such Market, at which time the obligations under the Confidentiality Agreement with respect to such Market shall terminate. If for any reason the Closing for any Market does not occur and this Agreement is terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms with respect to the Companies in such Market.

Section 5.3             Governmental Approvals.

(a)            Each Party shall, as promptly as possible following the execution of this Agreement, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates or any rules or policies of any stock exchange (including those required to obtain the Cannabis Transaction Approval, execute each of the Service Agreements and those required to complete the Reorganization); and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, Orders, and approvals from all Governmental Entities that may be or become necessary in connection with the execution and delivery of this Agreement, the Reorganization Documents and the Service Agreements and the performance of its obligations pursuant to this Agreement and any other certificate, agreement, document, or instrument to be executed and delivered by it in connection with the Transactions (including those required to obtain the Cannabis Transaction Approval, execute the Service Agreements and complete the Reorganization). The Parties shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, Orders, and approvals. Buyer and Cannabist shall each bear fifty percent (50%) of all fees and costs payable to a Governmental Entity in connection with any regulatory, governmental or other approvals required in connection herewith.

(b)            Without limiting the generality of the undertakings of the Parties pursuant to clause (a) above, each of the Parties shall use all commercially reasonable efforts to:

(i)             respond to any inquiries by any Governmental Entity regarding matters with respect to the Transactions (including the Reorganization) and the execution or operation of the Service Agreements;

(ii)            avoid the imposition of any Order or the taking of any action that would restrain, alter or enjoin the Transactions (including the Reorganization) or the execution or operation of the Service Agreements; and

(iii)           in the event any Order adversely affecting the ability of the Parties to consummate the Transactions (including the Reorganization) or execute, or operate under, the Service Agreements has been issued, have such Order vacated or lifted.

(c)            The Parties will keep each other apprised of the status of, and work cooperatively in connection with obtaining, the requisite Governmental Authorizations, including: (i) cooperating with the other Party in connection with filings, registrations and declarations with or to any Governmental Entity, including, with respect to the Party making a filing: (A) providing copies of all such documents to the non-filing Party and its advisors prior to filing (other than documents containing confidential business information that will be shared only with outside legal counsel to the non-filing Party or confidential personal information of any individual owner or officer of Buyer or its Affiliates, which information may be sent directly to the applicable Governmental Entity); and (B) if requested, accepting all reasonable additions, deletions or changes suggested in connection with any such filing; (ii) furnishing to each other all information required for any application or other filing to be made with respect to any license, permit or approval sought in connection with the transactions contemplated by this Agreement; (iii) promptly notifying the other of, and if in writing furnishing the other with copies of, any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement; (iv) except as otherwise specifically permitted hereunder, permitting the other Party to review in advance, and considering in good faith the views of such other Party, in connection with any proposed communication with, or any Proceeding before, any Governmental Entity with respect to the transactions contemplated by this Agreement; (v) not agreeing to participate in any meeting or discussion with any Governmental Entity with respect to the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by the applicable Governmental Entity, gives the other Party the opportunity to attend and participate in such meetings or discussions; and (vi) consulting and cooperating with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with any permit, license or approval sought with respect to the transactions contemplated by this Agreement or any Proceedings relating thereto. If either Party or any Affiliate or Representative thereof receives a request for additional information or documentary material from a Governmental Entity with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other Party, an appropriate response in compliance with such request. Buyer will advise the Member promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement. Subject to the foregoing, the Companies and the Member hereby authorize the Buyer and its Representatives to communicate with any Governmental Entity in connection with the transactions contemplated by this Agreement and it shall notify each Governmental Entity of such authorization if, as and when needed for the Governmental Entity to communicate directly with Buyer or its applicable Affiliate as contemplated by this section.

Section 5.4             Canadian Court Approval. Each Party acknowledges that this Agreement and the transactions contemplated hereunder are subject to Canadian Court approval pursuant to the Sale Order. From and after the date of execution of this Agreement and until the Closing Date of the Initial Closing, the Member and Cannabist shall use commercially reasonable efforts to (x) deliver to the Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that relate, in whole or in part, to this Agreement that are to be filed by the Member in connection with the approval of the Transactions contemplated by this Agreement by the Canadian Court in advance of their filing, and (y) provide the Buyer with a reasonable opportunity to review and comment thereon. The Member and Cannabist shall act reasonably and in good faith in considering any comments provided by the Buyer to such papers; provided, however that, subject in each case to the foregoing good faith obligations of the Member and Cannabist, the Member shall have no obligation to accept and incorporate the Buyer’s comments to such papers and neither the Member’s inadvertent failure to comply with Section 5.3, nor the Member’s failure to comply with this Section 5.4 due to emergency circumstances, shall constitute a breach under this Agreement.

Section 5.5             Employee Matters.

(a)            At least five (5) Business Days prior to the Closing Date for each Market, Buyer may, but is not obligated to, offer employment to any Person employed by the Member or its Affiliates (the “Employer”) set forth on Schedule 3.13(b), including those who are not actively at work on the Closing Date for such Market due to a temporary furlough, leave of absence (including medical leave, military leave, or workers’ compensation leave) or short-term or long-term disability (the “Offered Employees”) (such employment offers to be contingent on the occurrence of the Closing for such Market and to commence effective as of 12:01am local time on the Closing Date for such Market). Each such offer of employment shall provide for (i) an annual base salary or hourly wage rate, as applicable, that is no less favorable than the annual base salary or hourly wage rate, as applicable, in effect with respect such Offered Employee immediately prior to the Closing, (ii) target short-term cash incentive compensation opportunities that are substantially comparable to the target short-term cash incentive compensation opportunities as in effect with respect to such Offered Employee immediately prior to the Closing, and (iii) employee benefits (excluding any equity-based compensation, change in control, retention, severance, deferred compensation and defined benefit pension benefits) that are substantially comparable, in the aggregate, to those employee benefits Buyer provides to similarly situated employees of the Buyer. The Offered Employees who accept employment from Buyer or its Affiliates prior to the Closing for such Market, as well as any employees who are employed by the Companies immediately prior to the Closing for such Market, shall be referred to herein as “Transferred Employees.” The Persons who do not accept employment with Buyer or one of its Affiliates, shall be referred to herein as “Non-Transferred Employees.”

(b)            The Seller Parties, on behalf of themselves and their Affiliates, hereby consent to the hiring by the Buyer or any of its Affiliates of each Transferred Employee and agree not to enforce any non-competition or similar covenant that could, but for this provision, prevent such Transferred Employee from fulfilling the terms and conditions of his, her, or its services to the Business following the Closing. The Seller Parties will make the employees of each Company reasonably available to the Buyer or its Affiliates for purposes of determining which such individuals will be Offered Employees and will otherwise provide reasonable cooperation in Buyer’s evaluation of and communication with such individuals.

(c)            Except as described in this Section 5.5, neither Buyer nor any of its Affiliates (including for the avoidance of doubt, the Companies following the Closing for each Market) shall have any liability with respect to any Non-Transferred Employee, regardless of when such liability arose or occurred (whether on, prior to or after the Closing Date for such Market). Neither Buyer nor any of its Affiliates (including for the avoidance of doubt, the Companies following the Closing for such Market) shall assume any liability with respect to any Company Employee Benefit Plan or other employee benefit plan of any kind or nature maintained by the Employer for any of its employees, former employees, consultants, former consultants or retirees. Notwithstanding the foregoing in this Section 5.5(c), to the extent reflected in Working Capital (as adjusted pursuant to Section 2.5), if a Closing occurs during a regularly scheduled payroll period of an Employer, Buyer or an Affiliate of Buyer shall be responsible for all wages and salaries (including the employer portion of any payroll or other employment Taxes that are attributable to any such amounts) payable to Transferred Employees for the entirety of such payroll period to the extent accounted for in Working Capital, whether such obligations accrued during such Transferred Employee’s employment with the Employer or Buyer or an Affiliate.

(d)            The Seller Parties and their respective Affiliates agree to provide, or cause to be provided, any required notice under the WARN Act, with respect to any “plant closing” or “mass layoff” or similar event affecting any Company employee prior to the Closing Date. Buyer agrees to provide or cause to be provided any required notice under the “WARN Act”, with respect to any “plant closing” or “mass layoff” or similar event affecting Transferred Employees and occurring on or after the Closing Date for each Market. For a period of ninety (90) days following the Closing Date, Buyer and its Affiliates shall not engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of Buyer or its Affiliates that, if aggregated with any such conduct on the part of Seller Parties or their Affiliates prior to the Closing Date, would trigger the WARN Act.

(e)            Prior to the Closing of each Market, except as required by Law, no Party shall issue any broad-based, written communication (including any electronic communication) relating to the Transactions to the Offered Employees (or their representatives, if any) relating to post-Closing employment-related matters without the prior written approval of the other Parties (which approval shall not be unreasonably conditioned, withheld, or delayed). Except as required by Law, the Parties shall consult with each other in good faith as to the contents, scope, form, and timing of any such broad-based, written communications by any Party with the Offered Employees (or their representatives, if any) and no Party shall make any representations (on behalf of itself or any other Party) relating to post-Closing employment-related matters.

(f)            Buyer shall use commercially reasonable efforts to cause each Transferred Employee to be immediately eligible to participate, without any waiting period, in any and all employee benefit plans, programs, arrangements, agreements, policies or practices offered by the Buyer Group (“Buyer Plans”) to the extent that coverage pursuant to any Buyer Plan replaces coverage pursuant to a comparable Company Employee Benefit Plan in which such Transferred Employee participates immediately before the Closing for each Market. For purposes of each Buyer Plan providing group health benefits to Transferred Employees in the plan year in which the Closing for such Market occurs, Buyer shall, or shall cause its Affiliates to use commercially reasonable efforts to, cause all pre-existing condition exclusions, actively-at-work requirements, and waiting periods of such Buyer Plan to be waived for such Transferred Employee and his or her spouse and/or covered dependents (to the extent waived or satisfied under the comparable plan as of the Closing for such Market).

(g)            Nothing contained herein, express or implied, shall (i) confer upon any individual (including any Transferred Employee, Non-Transferred Employee, employee, other service provider to the Companies, or retiree, or any dependent, beneficiary or legal representative of any of the foregoing Persons) any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits, (ii) constitute the establishment, adoption, modification, amendment or termination of any Company Employee Benefit Plan or any other employee benefit plan, program, policy, arrangement or agreement maintained by the Employer, or the Company Group, or (iii) confer upon any individual (including any Transferred Employee, Non-Transferred Employee, employee, other service provider to the Companies, or retiree, or any dependent, beneficiary or legal representative of any of the foregoing Persons) any right as a third-party beneficiary of this Agreement.

Section 5.6             Minimum Cash. From and after the Effective Date, each Company shall use commercially reasonable efforts to cause each dispensary owned and/or operated by a Company to satisfy the Minimum Cash Amount as of the Measurement Time. If, as of the Measurement Time, any dispensary owned and/or operated by a Company has not satisfied the Minimum Cash Amount (any such deficiency, “Minimum Cash Deficit”), Buyer may elect to provide the applicable Companies operating such dispensaries a cash deposit equal to the aggregate Minimum Cash Deficit in respect of the dispensaries operated thereby (the “Buyer Cash Amount”) with the date of such deposit referred to as the “Buyer Cash Funding Date.” From and after the Buyer Cash Funding Date through the Closing Date for such Market, the Companies in such Market shall use the Cash at each dispensary in such Market in the Ordinary Course of Business.

Section 5.7             Guarantees; Other Obligations. At or before the Closing for each Market, Cannabist and Buyer shall use commercially reasonable efforts to (a) arrange for substitute letters of credit, Buyer guarantees and other obligations to replace any Seller Guarantees for such Market outstanding as of the date hereof or (b) assume all obligations under such Seller Guarantee, obtaining from the creditor, beneficiary or other counterparty a full release (in a form and substance reasonably satisfactory to Cannabist) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under such Seller Guarantees. The Seller Parties shall use their commercially reasonable efforts to cooperate with Buyer in connection with the foregoing obligations. To the extent the beneficiary or counterparty under any such Seller Guarantee does not accept as of the Closing for such Market any such substitute letter of credit, Buyer guarantee or other obligation proffered by Buyer, effective from and after the Closing Date for such Market, Buyer shall, and shall cause each of its Affiliates to (x) indemnify, defend and hold harmless Cannabist, the Member, and their respective Affiliates against, and reimburse Cannabist, the Member, and their respective Affiliates for, all amounts paid to the extent any such Seller Guarantee is called upon and any of Cannabist, the Member or any Affiliate of the foregoing makes any payment or is otherwise obligated to reimburse the party issuing such Seller Guarantee and (y) not, without Cannabist’s prior written consent, amend in any manner adverse to Cannabist, the Member, and their respective Affiliates, or extend (or permit the extension of) any such Seller Guarantee or any obligation supported by any such Seller Guarantee prior to the irrevocable and unconditional release of Cannabist, the Member and its Affiliates. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.7 shall require any of Cannabist, the Member, or their respective Affiliates to maintain, renew, issue anew, amend or modify any such Seller Guarantee in any respect from and after the Closing Date for such Market.

Section 5.8             Closing Conditions. From the date hereof until the Closing of each Market, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the applicable closing conditions set forth in Article VII hereof.

Section 5.9             Lease Amendments; Lease Assignments. From the date hereof until the applicable Closing, upon the request of Buyer, the Member and the applicable Company shall (a) reasonably cooperate with Buyer in Buyer’s negotiation of the Required Lease Amendments, and (b) use commercially reasonable efforts to obtain the Lease Assignments with respect to each Real Estate Lease, duly executed by the applicable Seller Entity and, if required by the applicable Real Estate Lease, the landlord thereto; provided, in each case, no Seller Party shall be required to (i) make any payment or provide any financial accommodation to any landlord, lessor, or other counterparty in respect of such Required Lease Amendment or Lease Assignment, (ii) agree to any modification, amendment, or supplement to any Real Estate Lease or other Contract that would (A) increase the rent or other amounts payable thereunder before Closing for the applicable Market, (B) expand the scope of any obligations or Liabilities thereunder before the Closing for the applicable Market, or (C) otherwise be adverse to the interests of any Seller Party before the Closing for the applicable Market, or (iii) provide any other concession, inducement, or accommodation to any landlord, or other counterparty in connection with obtaining any consent, waiver or amendment. Any costs, payments, or concessions required as a condition to granting any such consent, waiver, or amendment that relate to any period prior to the applicable Closing shall be borne solely by Buyer; provided, for the avoidance of doubt, that nothing contained in this Section 5.9 shall relieve any Company or the Member, as the case may be, from any current or past due obligations or Liabilities with respect to any leases related thereto; provided, further, that in the case of any Required Lease Amendment that involves the reduction of rent or other amounts payable by any Company, the Member and the applicable Company shall be deemed to have satisfied the requirements of this Section 5.9 so long as the Member and applicable Company have not impeded or interfered with the Buyer’s negotiation of such Required Lease Amendment. For the avoidance of doubt, any failure by the Member or any Company to deliver any Required Lease Amendment or Lease Assignment shall not be deemed a breach of this Agreement.

Section 5.10           Reorganization. Prior to a Closing in each Market, the Member, the Companies operating in such Market and their applicable Affiliates shall take such action as may be necessary, advisable or desirable to consummate the Reorganization in all material respects in accordance with the steps set forth on Exhibit A. The Member shall provide drafts of documents related to the Reorganization for Buyer’s review and comment prior to completing the Reorganization, and the Member shall consider in good faith any reasonable comments provided by Buyer.

Section 5.11           Transition Committee; Intercompany Arrangements.

(a)            Promptly following the date hereof, the Member and Buyer shall establish a steering committee (the “Transition Committee”) that shall monitor and discuss the operations of the Business in each Market prior to the Closing in accordance with the express terms of the relevant Services Agreement. The Transition Committee is intended to facilitate communications between the Member and the Buyer with respect to the Business of each Company and is not a formal body empowered to make binding decisions. From the date hereof until the applicable Closing, the Member shall continue to control the operations of the Business in each Market as required by applicable State Cannabis Laws.

(b)            The Transition Committee shall be composed of two (2) representatives from each of the Member and the Buyer. From the date hereof until the applicable Closing, the Transition Committee shall meet (in person, by telephone and/or video conference) at least bi-weekly or more frequently as agreed among the Member and the Buyer. The Transition Committee shall provide recommendations to the Member concerning the operation of each Company’s Business prior to the Closing (each such recommendation that is unanimously approved by the Transition Committee, a “Transition Committee Recommendation”), which then the Member may, in its sole discretion, provide to each Company for implementation.

(c)            The Parties agree that the performance, payment, termination and administration of any intercompany agreement between a Company, on the one hand, and Cannabist, the Member or any of their respective Affiliates, on the other hand, shall be subject to the direction of Buyer, subject to the terms and conditions of the applicable Services Agreement. Without limiting the foregoing, Buyer shall determine in its sole discretion whether any services shall be performed for the Companies under such agreements, and in no event shall any amount be charged or paid under any such agreement other than on an arms’ length basis. Cannabist, the Member and the Companies agree that any such agreements are hereby amended to the extent necessary to reflect the foregoing.

Section 5.12           Transaction Agreements.

(a)            From the date hereof, the Parties shall use their commercially reasonable best efforts to negotiate in good faith, finalize and execute the Transaction Agreements (other than this Agreement and the Service Agreements) in accordance with the terms of this Agreement.

(b)            The Parties shall use their commercially reasonable efforts to negotiate in good faith and finalize the Service Agreements within ten (10) Business Days of the date hereof.

Section 5.13           Designated Contracts.

(a)            Available Contract Schedule. Within five (5) Business Days of the Effective Date, the Member shall deliver Buyer with a list of each Available Contract and the amount of Prepetition Payables associated with such Contract (such list, the “Available Contract Schedule”). If, at any time prior to the Designation Deadline (as defined below), any Seller Entity or Columbia Care NJ becomes aware that it is a party to an Available Contract that is not listed on the Available Contract Schedule (each, an “Undisclosed Contract”), the Member will update the Available Contract Schedule with respect to such Undisclosed Contract and share such updated schedule with Buyer.

(b)            Designation by Buyer. From time to time, on or prior to the Calculation Date (the “Designation Deadline”), Buyer may elect, by written notice to the Member, each Available Contract it wishes to be assigned to it on the Closing Date (each such Contract, together with all Post-Petition Contracts, a “Transferred Contract”), and each such Transferred Contract shall be deemed a Transferred Asset for purposes hereof and added to Schedule 2.1(a)(i). Any Available Contract not designated by Buyer in writing as a Transferred Contract on or before the Designation Deadline shall be deemed to be an Excluded Contract. From time to time prior to the Designation Deadline, Buyer may elect, by written notice to the Member, to remove any Available Contract from Schedule 2.1(a)(i) and from and after such date such Available Contract shall be deemed for all purposes hereunder an Excluded Contract. Notwithstanding the foregoing, an Available Contract shall not be a Transferred Contract hereunder and shall not be assigned to, or assumed by, any Seller Entity if such Available Contract is validly terminated by the other party thereto, or terminates or expires in accordance with its own terms on or prior to the Designation Deadline and is not continued or otherwise extended prior to or upon assumption.

ARTICLE VI
Additional Agreements

Section 6.1             Survival of Representations and Warranties. Except in the event of Fraud or as set forth in (i) Section 8.2 and (ii) for any covenant that by its terms is to be performed (in whole or in part) by any Party following the Closing for the applicable Market (which covenants shall survive such Closing in accordance with their terms), none of the applicable representations, warranties, or covenants of any Party set forth in this Agreement shall survive, and each of the same shall terminate and be of no further force or effect as of, the Closing for such Market; provided, however, that the Fundamental Representations shall survive the Closing for each applicable Market until the date that is three (3) years following the Closing Date for such Market.

Section 6.2             Certain Tax Matters.

(a)            The parties agree as follows:

(i)             Following the Closing, except as required by applicable Law or with the prior written consent of Cannabist (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not allow any of its Affiliates (including the Transferred Entities) to (A) make, change or rescind any Tax election with respect to the Transferred Entities or the Transferred Assets with respect to a Pre-Closing Tax Period (including, for the avoidance of doubt, an election under Section 336 or 338 of the Code), (B) amend any Tax Return of or with respect to the Transferred Entities or the Transferred Assets for a Pre-Closing Tax Period, (C) file for, or otherwise request from any Governmental Entity, any administrative ruling (including a private letter ruling or change of method of accounting) regarding the Taxes or Tax Returns of or with respect to the Transferred Entities or the Transferred Assets for a Pre-Closing Tax Period, (D) change any current practice or procedure or accounting method of the Transferred Entities or the Transferred Assets for a Pre-Closing Tax Period, (E) have the Transferred Entities self-assess a Tax for a Pre-Closing Tax Period, or (F) make any voluntary disclosures to any Governmental Entity with respect to Taxes or Taxes Returns of or with respect to the Transferred Entities or the Transferred Assets for a Pre-Closing Tax Period, in each case, if any action set forth in clauses (A) through (F) could result in (1) the Company Group incurring any Tax for a Pre-Closing Tax Period, (2) any increased Tax liability or reduction of any Tax asset of the Company Group with respect to any Pre-Closing Tax Period, (3) the Seller Parties (or any of their Affiliates) paying any additional Taxes with respect to the Transferred Entities, the Transferred Assets or the Assumed Liabilities, (4) give rise to any indemnifiable Losses under Section 6.11 or (5) any increased Tax liability or reduction of any Tax asset of the Seller Parties (or any of their Affiliates) with respect to the Transferred Entities, the Transferred Assets or the Assumed Liabilities. Following the Closing, Buyer shall not, and shall not allow any of its Affiliates (including the Transferred Entities) to agree to extend, waive, or toll any statute of limitations with respect to the assessment or collection of any Tax of or with respect to the Transferred Entities or the Transferred Assets for any Pre-Closing Tax Period (without the prior written consent of Cannabist, which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)            Cannabist shall prepare and file (or cause to be prepared and filed) all Tax Returns that are required to be filed by or with respect to the Transferred Entities on an affiliated, consolidated, combined or unitary basis with Cannabist or with at least one Affiliate of Cannabist that is not any one of the Transferred Entities.

(iii)           The Member shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of or with respect to the applicable Transferred Entities and the Transferred Assets for any Pre-Closing Tax Periods, that are required to be filed (including extensions) prior to the Closing Date (the “Member Prepared Returns”). All Member Prepared Returns shall be prepared in accordance with existing procedures and practices of the Transferred Entities, unless otherwise required by applicable Law. The Member shall provide copies of any Member Prepared Return that relates solely to the Transferred Entities to Buyer at least thirty (30) days prior to the due date (including extensions) of the Tax Return for Buyer’s review and comment. The Member shall consider any reasonable comments made by Buyer in good faith prior to filing the final Tax Return.

(iv)           Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns with respect to the Transferred Entities and the Transferred Assets that are required to be filed for any Pre-Closing Tax Periods other than those described in Section 6.2(a)(ii) and (iii). All such Tax Returns shall be prepared on a basis consistent with existing procedures and practices of the Companies, unless otherwise required by applicable Law. Buyer shall provide copies of any such Tax Returns to the Member for the Member’s review and comment at least thirty (30) days prior to the due date (including extensions) of the Tax Return. Buyer shall incorporate any reasonable comments made by the Member or Cannabist in good faith prior to filing the final Tax Return.

(v)            The Parties hereto agree that the U.S. federal income Tax Return of the Transferred Entities for such taxable period ending on the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii) and that neither the Buyer nor any of its Affiliates shall make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state, local or foreign Law. In accordance with Treasury Regulations Section 1.1502-76 and any analogous provision of state, local or foreign Law, any Taxes arising out of, relating to, or resulting from any transactions or actions engaged in by the Buyer or any of its Affiliates on the Closing Date not in the ordinary course of business or taken by or at the direction of the Buyer or any Affiliate thereof that occur on the Closing Date but after the Closing, shall be the responsibility of the Buyer and its Affiliates and shall be allocable to the taxable period (or portion thereof) beginning after the Closing Date, including for all purposes of this Agreement; and, notwithstanding any provision of this Agreement to the contrary, no Seller Party or any of their Affiliates shall be liable or responsible for, nor shall it be required to indemnify the Buyer or any of its Affiliates (including the Transferred Entities) for, any such Tax.

(vi)           To the extent any of the Seller Parties are required to file any Tax Returns that include Taxes which are an Assumed Liability, are included in Final Indebtedness, or otherwise reduce the Final Closing Cash Payment, Buyer shall pay to the Seller Parties (as directed by Cannabist) the amount of such Taxes no later than five (5) days prior to the due date of such Tax Returns.

(b)            The Member, Buyer and the applicable Transferred Entities each shall (i) assist in the preparation and timely filing of any Tax Return of the Transferred Entities pursuant to this Section 6.2; (ii) assist in any audit or other legal Proceeding with respect to Taxes or Tax Returns of the Transferred Entities addressed by this Section 6.2; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Transferred Entities with respect to any Pre-Closing Tax Period; and (iv) provide any information in their possession and control necessary or reasonably requested to allow Buyer or the Transferred Entities to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the Transactions contemplated by this Agreement or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Member be requested to provide Buyer (or any of Buyer’s Affiliates, including the Transferred Entities) with any consolidated, combined, unitary or similar group Tax Return (or related work papers or other related information) that includes Cannabist, the Member and/or any of their respective Affiliates.

(c)            Notwithstanding anything to the contrary contained in this Agreement, in the event that any Governmental Entity issues to Buyer or the Transferred Entities (i) a written notice of its intent to audit or conduct another Proceeding with respect to Taxes or Tax Returns of or with respect to the Transferred Entities for any Pre-Closing Tax Period or (ii) a written notice of deficiency for Taxes of or with respect to the Transferred Entities for any Pre-Closing Tax Period, Buyer shall notify the Member of its receipt of such communication from the Governmental Entity within 15 days of receipt. The Member shall have the right (but not the duty) to control any audit or other Proceeding in respect of any such Tax Return or Taxes of or with respect to the Transferred Entities (each, a “Tax Contest”); provided, however, that (A) Buyer, at Buyer’s sole cost and expense, shall have the right to participate in any such Tax Contest; (B) the Member shall not settle or otherwise resolve any such Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned). In the case of any such Tax Contest that the Member has the right to control but does not elect to control pursuant to this Section 6.2(c), Buyer shall control the defense, but only to the extent such defense relates solely to the Transferred Entities, and not to the Member (or to its respective Affiliates other than the Transferred Entities); provided, however, that the Member shall have the right to participate in any such Tax Contest and Buyer shall not settle or otherwise resolve any such Tax Contest without the prior written consent of the Member (which consent shall not be unreasonably withheld, delayed or conditioned).

(d)            Buyer and the Member intend for the purchase of the Equity of each entity that is treated as disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i) (a “disregarded entity”) to be treated for U.S. federal, state and local income Tax purposes as the Member having sold, and Buyer having acquired, all of the assets of such disregarded entity in exchange for the Purchase Price (as adjusted pursuant to the terms of this Agreement). The Purchase Price (including adjustments thereto), the Assumed Liabilities, and all other relevant items shall be allocated by Buyer and the Member among the Transferred Assets and the Transferred Entities (or, in the case of Transferred Entities that are disregarded entities, the assets of such Transferred Entities) in accordance with Code Section 1060. A statement setting forth such allocation shall be provided by the Buyer to Member within 90 days after the Closing and shall be updated as required by the Buyer under Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Asset Purchase Price Allocation”). The Parties shall report, act and file all Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Asset Purchase Price Allocation (including in respect of Transfer Taxes) and this Section 6.2(d), and no Party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Asset Purchase Price Allocation or this Section 6.2(d) unless required to do so by applicable Law.

(e)            All federal, state, local, non-U.S. transfer, excise, sales, use, ad valorem, property transfer, value added, registration, stamp, recording, stock transfer, intangible property transfer, personal property transfer, and similar Taxes or fees applicable to, imposed upon, or arising in connection with this Agreement and all related interest and penalties (collectively, “Transfer Taxes”), and all reasonable out-of-pocket costs and expenses for the preparation and filing of Tax Returns relating to Transfer Taxes, shall be borne by Buyer. The parties hereto shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law. All Tax Returns relating to Transfer Taxes shall be prepared and timely filed by the party responsible for such filing under applicable Law.

(f)            Any Tax refund (including any interest in respect thereof) received by Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Transferred Entities), and any amounts of overpayments of Tax credited against Taxes which Buyer, the Transferred Entities or the Seller Entities otherwise would be or would have been required to pay that relate to Taxes for Pre-Closing Tax Periods (collectively, “Tax Refunds”) shall be for the account of Member, and Buyer shall pay over to Member any such Tax Refund within thirty (30) days after receipt or entitlement thereto. Any such payments shall be treated as payments of additional Purchase Price for the Equity for all applicable Tax purposes. If any portion of any Tax Refund subject to this Section 6.2(f) is subsequently disallowed by any Governmental Entity, then amounts previously paid over to Member pursuant to this Section 6.2(f) in respect thereof (plus any interest thereon due to any Governmental Entity) shall be promptly reimbursed by Member to Buyer or any of its Affiliates, as applicable.

(g)            With respect to any dispute, controversy or claim relating to the Asset Purchase Price Allocation between Buyer and Member, the Transferred Entities or the Seller Entities (prior to the Closing), or between Buyer and Member (following the Closing), Buyer and Member or the Transferred Entities or the Seller Entities, as applicable, shall cooperate in good faith to resolve such dispute, controversy or claim between them for a period of thirty (30) days from the date written notice of such dispute, controversy or claim is received by Buyer or Member, as the case may be; but if the applicable parties are unable to resolve such dispute, controversy or claim, the parties shall submit the dispute, controversy or claim for resolution, which resolution shall be final, conclusive and binding on the parties, to a mutually agreed upon national accounting firm or a mutually agreed upon tax lawyer who is a partner in a law firm, that, in each case, is: (a) familiar with transactions or operations of the sort at issue; and (b) independent with respect to each Party (such accounting firm or such tax lawyer, the “Tax Arbitrator”). Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Tax Arbitrator relating to any dispute as to the amount of Taxes owed shall be paid by Buyer, on the one hand, and Member, on the other hand, in proportion to each Party’s respective liability for the portion of the Taxes in dispute, as determined by the Tax Arbitrator; provided that the liability of Buyer for the portion of the Taxes in dispute shall be deemed to include, for purposes of this calculation, any reduction in Member’s liability relative to the amount in dispute.

(h)            Notwithstanding anything else in this Agreement, Member and Buyer hereto agree that any deduction, credit or other Tax asset or benefit arising from any and all payments of Indebtedness and any other expense or liability taken into account for the calculation of Final Working Capital shall be allocated or otherwise apportioned to the Pre-Closing Tax Period to the maximum extent permitted by applicable Law. Without limiting the foregoing, the Parties agree that, as applicable and to the extent necessary to give effect to the intent of this Section 6.2(h), seventy percent (70%) of any “success-based fees” shall be treated as deductible in accordance with Revenue Procedure 2011-29, 2011-18 I.R.B. 746, and that the related safe harbor election shall be made accordingly.

(i)             Except as otherwise provided in this Agreement, in the case of Taxes (other than Transfer Taxes) that are payable with respect to any Straddle Period, the portion of such Taxes that are allocable to the portion of such Straddle Period ending on the Closing Date for purposes of this Agreement shall be: (i) in the case of Taxes based upon, or related to, income, receipts, sales profits, payroll, wages, capital or net worth, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of such period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(j)             Buyer and the Seller Parties hereby waive compliance with any “bulk-transfer” or similar Laws (including, for the avoidance of doubt, under any Tax Law) of any jurisdiction.

(k)            The obligations of the Member and Cannabist set forth in this Section 6.2 with respect to Taxes shall survive until the date that is thirty (30) days following the expiration of the applicable statute of limitations.

(l)            To the extent there is a conflict between this Section 6.2 and Section 6.11 with respect to Taxes or any Tax matter, the provisions of this Section 6.2 shall control; provided, that nothing in this Section 6.2 shall be construed to extend or otherwise expand the indemnification provisions agreed to by the Parties in Section 6.11 herein.

Section 6.3             Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation, documentation and execution of the Transaction Agreements, the performance of such Party’s obligations hereunder and the consummation of the Transactions.

Section 6.4             Further Assurance and Post-Closing Actions. From time to time following the Closing of each Market, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and other documents or instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions with respect to that Market as may be reasonably requested by the other Party; provided, however, nothing in this Section 6.4 shall require any Party or its Affiliates to pay money to, commence or participate in any action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing of such Market. If, at any time following Closing, any Party discovers that any asset, Contract, Permit, right or other property (including any Transferred Asset) that should have been owned, held or exclusively enjoyed by Buyer or any Company as of the Closing is held by any Seller Party or any of their respective Affiliates, such Seller Party or Affiliate, as applicable, shall promptly (and in any event within thirty (30) days of such discovery) effect, or cause to be effected, the transfer, assignment, novation, endorsement or other conveyance of such assets (or portions thereof) to the intended recipient, for no additional consideration, so as to place Buyer or such Company in the position it would have been in had such assets been held by it as of Closing.

Section 6.5             Permit Transfers; Third-Party Consents; Reasonable Efforts.

(a)            Buyer shall bear the sole responsibility (at Buyer’s cost) for the issuance of all applicable Permits (including Permits under Environmental Laws) in each Market required to operate the business, and shall make all related filings and submissions, in each case, for consummation of the Transactions and to allow Buyer or an Affiliate of Buyer (if Buyer identifies such an Affiliate) to own and operate the business and any assets. The Member and the Companies shall use reasonable best efforts, at the Buyer’s cost and expense, to assist Buyer in obtaining such Permits in such Market; provided, however, nothing in this Section 6.5 shall require any Party or its Affiliates to pay money to, commence or participate in any action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing of such Market.

(b)            To the extent that any Seller Entity’s rights under any Contract or Permit constituting a Transferred Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and such Seller Entity shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible, and Buyer shall cooperate with the Seller Entity to obtain such consent, including, without limitation, complying with information requests and other requests of the Seller Entity to effectuate the foregoing; provided, no Seller Entity shall be required to agree to any modification, amendment, or supplement to any Contract that would (i) expand the scope of any pre-Closing obligations or Liabilities thereunder, or (ii) otherwise be adverse to the interests of any Seller Party prior to the Closing. The Buyer shall bear any reasonable and customary cost or expense required to be paid and any financial accommodation required to be made to any third party in connection with obtaining any such consent or approval required hereunder. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Transferred Asset in question so that Buyer would not in effect acquire the benefit of all such rights, such Seller Entity, to the maximum extent permitted by law and the Transferred Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 6.6             Release.

(a)            Effective as of the Closing for each Market, each Seller Party on behalf of themselves and their respective Affiliates, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally release, acquit and forever discharge Buyer and the Transferred Entities applicable to such Market and conveyed to Buyer at such Closing, and their respective directors, officers, managers, employees, agents, representatives, successors and assigns (collectively, the “Buyer Released Parties”) from any and all claims, demands, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, Liens, Proceedings, Liabilities and obligations of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, at law or in equity, that the Releasing Parties ever had, now have or hereafter may have against the Buyer Released Parties arising out of or relating to any matter, cause or thing whatsoever occurring or arising on or prior to the Closing Date for such Market and in any way related to the Transferred Entities, the Transferred Assets, the Assumed Liabilities or the Business of the Companies applicable to such Market and conveyed to Buyer at such Closing; provided, however, that the foregoing release shall not apply to (i) any rights of the Seller Entities and their respective Affiliates under this Agreement or any other Transaction Agreement or (ii) any claims for Fraud by any Buyer Released Party.

(b)            The Releasing Parties hereby waive any and all rights under any Law that would otherwise limit the scope of this release to claims known or suspected to exist at the time of execution of this Agreement. Each Releasing Party, on behalf of itself and the other Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Buyer Released Party based upon any matter released pursuant to this Section 6.6. Each Releasing Party, on behalf of itself and the other Releasing Parties, hereby expressly waives and relinquishes, to the fullest extent permitted by applicable Law, the provisions, rights and benefits of Section 1542 of the California Civil Code or any similar Law, which provides as follows:

“A general release does not extend to claims which a creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(c)            Each Releasing Party, on behalf of itself and the other Releasing Parties, expressly represents and warrants that it has been advised by its legal counsel, and understands and acknowledges the significance and consequence of this release, of this specific waiver of Section 1542 of the California Civil Code and recognizes and understands that the same applies to and covers all claims described in this Section 6.6, whether or not known or suspected to exist at the present time.

Section 6.7             Confidentiality. From and after the Closing for each Market, the Member and Cannabist shall, and shall cause their respective Affiliates and representatives to, keep confidential and not disclose or use any Company Information, except for disclosure of Company Information to the extent that such Company Information (i) must be disclosed in connection with the obligations of the Member pursuant to this Agreement, (ii) has entered the public domain through no fault of the Member, (iii) was later lawfully acquired by the Member from sources other than those related to its prior ownership of the Companies, (iv) is independently developed by the Member or its representatives without violation of any confidentiality obligations hereunder and without use of, reliance on, or reference to any Company Information, or (v) is compelled to be disclosed by judicial or administrative process or by other requirements of Law; provided, however, that if any such public disclosure is required pursuant to the foregoing clause (v), then the Member (1) will give notice of such disclosure to Buyer so that Buyer may seek a protective order or other protective arrangement to the extent permitted by applicable Law or other similar or appropriate relief, and (2) will undertake in good faith to limit the manner and extent of such disclosure, requiring to the extent practical that the Person to whom the disclosure is made maintain the confidentiality of the disclosed terms to the extent possible. Notwithstanding the foregoing, in no event will this Section 6.7 limit or otherwise restrict the right of the Member to disclose such Company Information (A) to Cannabist, (B) to its and its Affiliates’ respective representatives to the extent reasonably required to facilitate the performance of this Agreement or to the extent reasonably required for any other lawful business purpose, (C) to any Governmental Entity or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement, (D) in connection with any filing or other Proceeding relating to the Member’s or its Affiliates’ Taxes and (E) to file this Agreement with or disclose the transactions contemplated hereunder to Canadian Court, subject to redacting confidential or sensitive information as permitted by applicable Laws and rules, including preparation and filing of reports and other documents by the monitor appointed by the Canadian Court and other professional advisors and consultants of the Company Group with the Canadian Court, as applicable or required, containing references to the transactions contemplated by this Agreement and the terms of such transactions as may reasonably be necessary to obtain the Canadian Court approval and to complete the transactions contemplated by this Agreement or to comply with their obligations to the Canadian Court; provided, that in the case of clauses (A) and (B), such Persons agree to be bound by the provisions of this Section 6.7. The Member and Cannabist will be responsible for violations of the obligations of this Section 6.7 by their respective Affiliates and their respective employees and representatives.

Section 6.8             Massachusetts Licenses. The Parties shall cooperate in good faith to identify whether to transfer the Massachusetts Medical Licenses, which Massachusetts Medical Licenses to transfer and, if such licenses are to be transferred, the appropriate method for transferring the Massachusetts Medical Licenses in connection with the Transactions, including any required consents, transfers or filings (a “License Transfer Strategy”). Upon determining the appropriate License Transfer Strategy to effect the Closing in the Massachusetts Market, the Parties shall negotiate in good faith and agree to commercially reasonable terms to effect such Closing, and shall execute and deliver such documents and take such actions as are reasonably necessary to implement the agreed approach prior to the Outside Date or valid termination of this Agreement.

Section 6.9             Notice of Changes. From the date hereof until the Closing, the Seller Parties shall promptly notify the Buyer in writing of:

(a)            Any event, condition, or development that has resulted in, or would reasonably be expected to result in, any material breach of any representation or warranty of the Seller Parties contained in this Agreement;

(b)            Any fact, circumstance, or occurrence that has caused, or would reasonably be expected to cause, any representation or warranty to be untrue or inaccurate in any material respect as of the date of such occurrence;

(c)            Any material failure of the Seller Parties or the Companies to comply with or satisfy any material covenant, condition, or agreement to be complied with or satisfied by the Member or the Companies under this Agreement;

(d)            Any written notice, written communication, or written inquiry received from any Governmental Entity relating to the transactions contemplated by this Agreement by the Seller Parties or the Companies, including any inquiries or investigations; and

(e)            Any Material Adverse Effect.

No disclosure made pursuant to this Section shall (i) be deemed to cure any breach of any representation, warranty, covenant, or agreement contained herein, (ii) affect any condition to Closing set forth in this Agreement, or (iii) limit or otherwise affect the Buyer’s remedies under this Agreement, except in each case to the extent expressly provided herein.

Section 6.10           Transferred Marks and Member Retained Names.

(a)            Buyer expressly acknowledges and agrees that Buyer is acquiring and accepting the Transferred Marks subject to any licenses and other rights of use granted to third parties, which, other than licenses or rights of use granted pursuant to agreements in which such license or right of use is merely ancillary and incidental to the primary purpose of the transaction contemplated thereby, are set forth on Schedule 6.10, and nothing in this Agreement shall be construed to terminate, impair or constitute a breach of any such license or right.

(b)            For a period not to exceed one hundred eighty (180) days following the Closing of each Market, Cannabist and its Affiliates may continue to use the Transferred Marks applicable to such Market solely to the extent and in substantially the same manner that such Transferred Marks were used in the connection of Cannabist and its Affiliates’ business in the applicable Market immediately prior to the Closing for such Market; provided, that Cannabist and its Affiliates shall use commercially reasonable efforts to cease all uses of the Transferred Marks as promptly as reasonably practicable during such period. Nothing in this Section 6.10(b) shall prohibit Cannabist or its Affiliates from using any of the Transferred Marks in a text-only form in connection with historical, tax, employment or similar references to Cannabist, its Affiliates or the Transferred Entities, for purposes of prospectus and similar disclosures as are necessary and appropriate to describe the historical relationship of the Transferred Entities, Cannabist, and their Affiliates, or as otherwise required to comply with applicable Law.

Section 6.11           Indemnification.

(a)            From and after the Closing with respect to any Market, Cannabist, the Member and the applicable Seller Entity, if any, jointly and severally (each, a “Seller Indemnifying Party”, and, together, the “Seller Indemnifying Parties”), shall indemnify and hold harmless each member of the Buyer Group (the “Buyer Indemnified Parties”) from and against any Losses directly or indirectly incurred by the Buyer Group arising out of, as a result of or otherwise in respect of, in each case, to the extent applicable to such Market:

(i)             any breach of any of the Fundamental Representations;

(ii)            any breach by Cannabist, the Member, or any Company of its obligations or covenants hereunder;

(iii)           any Transaction Expenses or Indebtedness of the Companies outstanding as of the Closing that is not included in the calculation of the Purchase Price (as finally determined pursuant to Section 2.5);

(iv)           any Excluded Liability;

(v)            all Taxes imposed on or with respect to the Transferred Entities for any Pre-Closing Tax Period;

(vi)           any Taxes imposed on or with respect to the Seller Parties for any period;

(vii)          all Taxes of any member of an affiliated, consolidated, combined or unitary group of which a Transferred Entity (or any predecessor of a Transferred Entity) or any Seller Party is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law;

(viii)          any Liabilities of the Transferred Entities with respect to their employees (including any Transferred Employees) arising out of the Transactions or related to a pre-Closing period, including without limitation any Liabilities or obligations with respect to any Company Employee Benefit Plan;

(ix)           all Liabilities of RemainCo LLC;

(x)             any claims by any holder of Minority Interests with respect to the Reorganization; and

(xi)            the matters set forth on Schedule 6.11.

(b)            From and after the Closing with respect to any Market, each member of the Buyer Group, jointly and severally (each, a “Buyer Indemnifying Party”, and, together, the “Buyer Indemnifying Parties” and, together with the Seller Indemnifying Parties, the “Indemnifying Parties”), shall indemnify and hold harmless each of the Seller Parties from and against any Losses directly or indirectly incurred by the Seller Parties (the “Seller Indemnified Parties”, and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) arising out of, as a result of or otherwise in respect of (i) any breach by any member of the Buyer Group of its obligations or covenants hereunder, (ii) the Assumed Liabilities assumed at such Closing; and (iii) Liabilities arising from the operation of the applicable Transferred Entities’ business from and after the Closing.

(c)            Promptly after an Indemnified Party becomes aware of any claim it has pursuant to this Section 6.11, the Indemnified Party shall give prompt written notice to the applicable Indemnifying Party (any such notice, a “Claim Notice”), setting forth (i) the specific item of indemnification at issue, to the extent of the facts then known by the Indemnified Party, (ii) a reasonable explanation of the facts and circumstances giving rise to the indemnification claim at issue, to the extent of the facts then known by the Indemnified Party, and (iii) the Losses that have been incurred or are anticipated to be incurred or a good faith estimate of the Losses, if such Losses can be reasonably calculated with respect thereto. No delay in or failure to give a Claim Notice will relieve the Indemnifying Party of its obligations pursuant to this Section 6.11, except to the extent the Indemnifying Party is materially prejudiced thereby. If such Claim Notice does not involve a third-party claim, the Indemnifying Party shall deliver to the Indemnified Party, within 30 days after delivery of such Claim Notice, a written response thereto.

(d)            In the event of the assertion or commencement by any third party of any Proceeding for which an Indemnified Party may seek indemnity under this Section 6.11 (a “Third-Party Claim”), the Indemnifying Party may elect to contest such Third-Party Claim or to prosecute such Third-Party Claim to conclusion or settlement, in each case with counsel reasonably acceptable to the Indemnifying Party (and at its expense); provided, that, the Indemnifying Party will not be permitted to contest or prosecute such Third-Party Claim unless it has first confirmed its responsibility to indemnify and hold harmless the Indemnified Party for such Third-Party Claim (subject to the limitations set forth in this Section 6.11). In such event, the Indemnified Party will have the right to participate in the defense of such Third-Party Claim and employ separate counsel of its choice for such purpose at its own expense. If an Indemnifying Party assumes control of the defense of a Third-Party Claim, the Indemnifying Party shall not agree to any settlement of, or consent to the entry of any other Order (other than an order of dismissal on the merits without costs) arising from, such Third-Party Claim without the prior written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party shall not be required if such settlement or Order (i) provides for the payment of money as sole relief for the claimant, (ii) includes a full, complete and unconditional release of the Indemnified Party from further liability, and (iii) involves no finding or admission of any violation of Law or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party. If the Indemnifying Party does not assume the defense of a Third-Party Claim by delivering written notice thereof within 30 days of the Claim Notice or has failed to defend such Third-Party Claim diligently, the Indemnified Parties shall have the right, at their election, to proceed with the defense of such Third-Party Claim (and, in such event, the fees and expenses of the Indemnified Party’s counsel incurred in connection with such Third-Party Claim shall constitute indemnifiable Losses hereunder); provided, however, that the Indemnified Party shall not agree to any settlement of, or consent to the entry of any other Order (other than an order of dismissal on the merits without costs) arising from, such Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If the Indemnified Party makes the foregoing election to proceed with the defense of any Third-Party Claim, the Indemnifying Party shall have the right to participate in the defense of such Third-Party Claim and employ separate counsel of its choice for such purpose at its own expense.

(e)            Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which indemnification may be sought pursuant to this Section 6.11 upon and after becoming aware of any event or condition that would reasonably be expected to give rise to such Losses, including using commercially reasonable efforts to seek recovery under any insurance policy and from any non-Affiliate third party that may provide indemnification, reimbursement, contribution or other payment in respect of such Losses; provided, that, in no event shall any Indemnified Party be required to (A) commence any litigation, suit, arbitration or other proceeding against Person pursuant to this Section 6.11 or (B) seek such recovery prior to proceeding with a claim hereunder. Nothing in this Section 6.11 shall be deemed to supersede or limit any party’s obligations to mitigate any Losses pursuant to applicable Law.

(f)            The amount of any Losses for which indemnification is provided under this Section 6.11 shall be net of (i) any amounts actually recovered by the Indemnified Party from any non-Affiliate third party with respect to such Losses (including indemnification rights, counterclaims, warranties, subrogation actions and the like), (ii) any insurance proceeds actually received as an offset against such Losses, and (iii) any net Tax benefit actually realized by the Indemnified Party or any of its Affiliates in connection with such Loss (determined on a with and without basis) or any of the circumstances giving rise thereto prior to the indemnity payment, provided that any such Tax benefit is actually realized before the end of the third taxable year following the year in which the Loss which forms the basis for the claim of indemnification under this Section 6.11 occurs, in each case with respect to the foregoing clauses (i) and (ii), less any collection costs, expenses (including reasonable attorney fees), deductibles, increase in premiums or Taxes incurred in connection therewith (such costs and expenses, collectively, the “Collection Costs”). In the event that an insurance or other third party recovery is made by any Indemnified Party with respect to any Losses for which any Indemnified Party has been indemnified hereunder, then a refund equal to the total aggregate amount of such recovery (not to exceed the actual amount of such Losses previously indemnified) less any Collection Costs directly related to obtaining the recovery shall be made promptly to the Indemnifying Party.

(g)            For purposes of this ARTICLE VI, any inaccuracy in or breach of any representation or warranty, and any Losses resulting therefrom, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(h)            Any Losses payable to a Buyer Indemnified Party pursuant to this Section 6.11 shall be satisfied (and recovery shall be limited) solely as an offset against the applicable Loan Agreement (applied first to accrued and unpaid interest and then to outstanding principal); provided, that, if (i) such Losses result from or relate to an indemnification claim pursuant to Section 6.11(a)(vi) and (ii) the outstanding principal with respect to such Loan Agreement is less than the amount of Losses payable to a Buyer Indemnified Party pursuant to this Section 6.11, then the excess amount of such Losses shall be offset against any other Loan Agreement (applied first to accrued and unpaid interest and then to outstanding principal). Without limiting the generality of the foregoing, in calculating amounts payable to a Buyer Indemnified Party hereunder, the amount of any indemnified Loss shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss being subject to more than one provision providing for indemnification or recovery hereunder including recovery pursuant to Section 2.5. For the avoidance of doubt, any amounts taken into account in the calculation of Final Closing Cash Payment or the Final Loan Agreement Amount pursuant to Section 2.5 shall not also be subject to recovery as indemnified Losses pursuant to this Section 6.11. If, as of the maturity date of the applicable Loan Agreement, any indemnification claim has been timely asserted by Buyer pursuant to this Agreement and remains pending, unresolved, or not finally determined (a “Buyer Pending Claim”), then the outstanding amount owing under such Loan Agreement shall be automatically reduced by the Buyer’s good faith estimate of the amount of Losses reasonably expected to result from such Buyer Pending Claim (the “Buyer Reserved Amount”). Buyer shall not be obligated to pay the Buyer Reserved Amount until such Buyer Pending Claim is finally resolved, at which time: (A) to the extent the final Losses exceed the Buyer Reserved Amount, Buyer may set off such excess against any remaining amounts under any other Loan Agreement; and (B) to the extent the Buyer Reserved Amount exceeds the final Losses, Buyer shall pay the difference, together with interest on such difference calculated in accordance with the terms of the applicable Loan Agreement for the period from the maturity date of the applicable Loan Agreement through the date of payment, to Member within 5 days after final resolution.

(i)            Any Losses payable to a Seller Indemnified Party pursuant to this Section 6.11 shall be satisfied (and recovery shall be limited) solely by increasing the outstanding principal under the applicable Loan Agreement. Without limiting the generality of the foregoing, in calculating amounts payable to a Seller Indemnified Party hereunder, the amount of any indemnified Loss shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss being subject to more than one provision providing for indemnification or recovery hereunder. If, as of the maturity date of the applicable Loan Agreement, any indemnification claim has been timely asserted by a Seller Party pursuant to this Agreement and remains pending, unresolved, or not finally determined (a “Seller Pending Claim”), then the outstanding amount owing under such Loan Agreement shall be automatically increased by such Seller Party’s good faith estimate of the amount of Losses reasonably expected to result from such Seller Pending Claim (the “Seller Reserved Amount”). Buyer shall not be obligated to pay the Seller Reserved Amount until such Seller Pending Claim is finally resolved, at which time: (A) to the extent the final Losses exceed the Seller Reserved Amount, such excess shall be automatically added to the amount owing under such Loan Agreement; and (B) to the extent the Seller Reserved Amount exceeds the final Losses, such excess shall be automatically deducted from the amount owing under such Loan Agreement.

(j)             Any payments made pursuant to this Section 6.11 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

ARTICLE VII
Conditions to CLOSING

Section 7.1             Conditions to Obligations of All Parties. The obligations of each Party to consummate the Transactions with respect to any Market shall be subject to the fulfillment, at or prior to the Closing for such Market, of each of the following conditions:

(a)            other than with respect to the Federal Cannabis Laws, no Governmental Entity shall have enacted, issued, promulgated, enforced, or entered any Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions, or causing any of the Transactions to be rescinded following completion thereof;

(b)            no injunction or restraining order shall have been issued by any Governmental Entity, and in effect, which restrains or prohibits the Transactions;

(c)            the Canadian Court shall have granted the Sale Order and such Sale Order is not subject to any stay; and

(d)            approval(s) from the applicable Governmental Entity for Cannabis Control in such Market as set forth on Schedule 7.1(d) for the Transactions (including the Reorganization) and the transfer of ownership of the applicable Transferred Entities or Transferred Assets and Assumed Liabilities, as applicable, in such Market and in the Marijuana Permits with respect to the Existing Locations in such Market, which approval(s) shall be free of any uncured regulatory violations (the “Cannabis Transaction Approval”), have been obtained.

Section 7.2             Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions with respect to each Market shall be subject to the fulfillment by Cannabist, the Member and the Companies in such Market as set forth on Schedule A and Schedule B (collectively, for any Market, the “Market Parties”) (or to the extent permitted by applicable Law waiver by Buyer), at or prior to the Closing for such Market, of each of the following conditions:

(a)            the applicable Fundamental Representations of the Market Parties, other than the representations and warranties contained in Section 3.3, shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date for such Market as though such representations and warranties had been made on and as of the Closing Date by the Market Parties (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date);

(b)            the representations and warranties contained in Section 3.3 shall be true and correct in all respects as of the Closing Date for such Market as though such representations and warranties had been made on and as of the Closing Date by the Market Parties (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date);

(c)            the applicable representations and warranties of the Market Parties set forth in ARTICLE III (other than the Fundamental Representations) shall be true and correct (without giving effect to any qualifications as to “material,” “materiality,” “material respect,” or “Material Adverse Effect” as set forth therein) as of the Closing Date as though such representations and warranties had been made by the Market Parties on and as of the Closing Date for such Market (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)            the applicable covenants of the Market Parties contained in this Agreement required to be performed or complied with by the Market Parties, shall have been performed or complied with in all material respects;

(e)            the applicable Market Parties shall have delivered (or caused to be delivered) each of the applicable closing deliverables set forth in Section 2.6(b);

(f)            there shall not have occurred a Material Adverse Effect with respect to the Business of such Market since the date of this Agreement; and

(g)            the Reorganization with respect to such Market shall have been consummated in accordance with Section 5.10.

Section 7.3             Conditions to Obligations of the Companies and the Member. The obligations of the applicable Market Parties to consummate the Transactions with respect to each Market shall be subject to the fulfillment or (to the extent permitted by applicable Law, waiver by the Companies and the Member), at or prior to the Closing for such Market, of each of the following conditions:

(a)            the representations and warranties set forth in ARTICLE IV shall be true and correct in all material respects (without giving effect to any qualifications as to “material,” “materiality,” “material respect,” or “Material Adverse Effect” as set forth therein) as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date);

(b)            the covenants contained in this Agreement required to be performed or complied with by Buyer, shall have been performed or complied with in all material respects; and

(c)            Buyer (or its Affiliates) shall have delivered each of the closing deliverables set forth in Section 2.6(c).

ARTICLE VIII
Termination

Section 8.1             Termination. This Agreement may be terminated with respect to a Market at any time prior to the Closing for such Market:

(a)            By the mutual written consent of the Member and Buyer;

(b)            By Buyer upon written notice to the Member if:

(i)             there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Market Parties with respect to such Market pursuant to this Agreement that would give rise to the failure of any of the applicable conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by such Market Parties within 15 calendar days of the Member’s receipt of written notice of such breach from Buyer; or

(ii)            if the Canadian Proceeding is, without the Companies’ consent, terminated and discharged and converted into a Proceeding under the Bankruptcy and Insolvency Act (Canada) such that a trustee-in-bankruptcy is appointed in respect of the Market Parties in such Market;

(c)            By the Member upon written notice to Buyer if there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Buyer, as applicable, within 15 calendar days of Buyer’s receipt of written notice of such breach from the Member;

(d)            By Buyer, on the one hand, or the Member, on the other hand, upon written notice if,

(i)             after the date of this Agreement, any Law is enacted, becomes effective or is enforced, or a final, non-appealable Order is issued by a Governmental Entity of competent jurisdiction, that permanently prevents or restrains the Closing for such Market; provided, that the right to terminate under this Section 8.1(d)(i) shall not be available to any Party whose breach of this Agreement was a material cause of such Law or Order; or

(ii)            if the Closing shall not have occurred by July 19, 2027 (the “Outside Date”); provided that, if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties or covenants contained in this Agreement by any Party, then the breaching Party (or, in the case that any Company is the breaching Party, the Member) may not terminate this Agreement with respect to any Market pursuant to this Section 8.1(d)(ii);

(e)            Solely with respect to the Massachusetts Market, by the Member upon written notice to the Buyer, if a License Transfer Strategy is not agreed by September 17, 2026.

Section 8.2             Effect of Termination. In the event of the termination of this Agreement with respect to a Market in accordance with this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any Party solely with respect to such Market except:

(a)            as set forth in Section 5.2(b), this Section 8.2, and ARTICLE IX; and

(b)            that nothing herein shall relieve any Party from liability for any Fraud, intentional misrepresentation, willful misconduct, or willful breach of any provision of this Agreement.

ARTICLE IX
Miscellaneous

Section 9.1             Amendment and Waiver. No amendment, modification or supplement of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Member. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by or on behalf of the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.2             Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or (ii) when sent by email with receipt confirmed or (iii) the next Business Day when sent by reputable overnight express courier (charges prepaid) to the addresses indicated below (unless another address is specified in writing):

Notices to Cannabist, the Companies or the Member:

c/o The Cannabist Company Holdings Inc.

321 Billerica Road

Chelmsford, MA 01824

Attn: David Sirolly

Email: [***]

with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Nav Rekhi; David J. Cohen

Email: [***]

Notices to Buyer:

c/o Vireo Growth Inc.

209 South 9th St.

Minneapolis, Minnesota 55402

Attn: Sean Apfelbaum

Email: [***]

with a copy (which will not constitute notice) to:

Eversheds Sutherland (US) LLP

600 Peachtree St NE, Suite 5200

Atlanta, GA 30308

Attn: Chris Rosselli

Email: [***]

Section 9.3             Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (including by operation of Law) by the Companies or the Member without the prior written consent of Buyer or by Buyer without the prior written consent of the Member; provided, that Buyer may, without the consent of any Person, assign in whole or in part its rights and obligations pursuant to this Agreement to (a) one or more of its Affiliates, (b) any purchaser of all or substantially all of Buyer, whether by merger, asset purchase, equity purchase or otherwise, (c) any of their financing sources as collateral security, (d) solely with respect to the assignment of the rights, interests or obligations related to the sale of Columbia Care WV LLC to Cannabis Care of West Virginia LLC dba Kannacare (or an Affiliate thereof), and (e) solely with respect to the assignment of the rights, interests or obligations related to the sale of the Capped License Assets and Liabilities to a controlled Affiliate of John Pennington (the “CO Third Party Purchaser”); provided, further, that, in the event of an assignment pursuant to Section 9.3(d) or Section 9.3(e), Cannabist, the Member and the Companies hereby release Buyer from any liability hereunder. Notwithstanding the foregoing, each Seller Party may, without the consent of Buyer, assign, pledge or grant a security interest in all or any portion of its right to payment of the Purchase Price, including all rights under the Loan Agreement, and any rights hereunder that are ancillary to that right (including any right to enforce payment and to give payment instructions) to any of (i) an escrow agent, trustee, or similar Person, in each case, who has been assigned such rights for the benefit of the then current holder of the Notes (the “Noteholders”), (ii) any Noteholder, (iii) any purchaser of the Member or all or substantially all of the business of the Member, or (iv) the Administrator. Upon receipt of written notice of any such assignment from the Member, Buyer shall make such payment in accordance with the most recent payment instructions provided, in writing, by such assignee. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each Party and each Party’s successors and permitted assigns.

Section 9.4             Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or provision hereof is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.5             Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. As used herein: (a) the use of the word “including” shall mean “including without limitation;” (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules (or Listing Schedules, as applicable) and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. (i) References to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form (including by e-mail transmission or electronic communication by portable document format (.pdf)), (iii) references to “$” mean U.S. dollars, (iv) references to any Person includes such Person’s successors and permitted assigns, (v) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof, and (vi) references to documents that have been “provided” or “made available” by the Member or the Companies mean that such documents have been posted to the virtual data room for “Project Firebird” hosted by Datasite (the “VDR”) not less than one (1) day before the date hereof. The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. This Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 9.6             Entire Agreement. All Schedules attached hereto or referred to herein and the recitals to this Agreement are each hereby incorporated in and made a part of this Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way (including the letter of intent, as may be amended from time to time, with respect to the Transactions).

Section 9.7             Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 9.8             Governing Law; Waiver of Jury Trial; Arbitration. The Law of the state of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the state of Delaware. Each party to this Agreement hereby waives all rights to trial by jury in any action, suit or proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions and/or the relationships established among the parties hereunder. Subject to Section 9.9 below, and except for the dispute resolution provisions set forth in Section 2.5 (Post-Closing Adjustments), the Parties agree to submit any dispute regarding, arising out of, or based upon the Transaction Agreements or the Transactions, including, without limitation, the interpretation, validity, performance, or breach thereof (the “Transaction Dispute”) to the Court of Chancery of the State of Delaware and any appellate court from any thereof; provided that if the Canadian Proceeding has commenced or is continuing, any suit, action or other Proceeding, the Parties each hereby expressly attorns and submits to the jurisdiction of, and such suit, action or other Proceeding shall be heard by, the Canadian Court. The prevailing Party shall be entitled to recover all costs, expenses, and attorneys’ fees reasonably incurred in the successful prosecution or defense of any claim. By entering into this Agreement, and subject to Section 9.9 below, the Parties knowingly and voluntarily waive their right to submit any dispute to the federal or state courts of any other jurisdiction.

Section 9.9             Specific Performance. Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Each Party acknowledges and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to seek specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.8), in addition to any other remedy to which such Person may be entitled, at law or in equity. Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement.

Section 9.10           No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than as set forth in Section 9.14 or in respect of any designee, transferee, or assignee pursuant to Section 2.6(c)(ii) and Section 9.3).

Section 9.11           Disclosure Schedules and Exhibits. The Disclosure Schedules, Listing Schedules, schedules and Exhibits attached to this Agreement (the “Schedules”) shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or Schedule or in the Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of the Companies and the Member set forth in this Agreement are made and given subject to the disclosures contained in the Schedules, and neither the Companies, the Member nor any of its Affiliates shall be, or deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter to the extent disclosed in the Schedules. Where only brief particulars of a matter are set out or referred to in the Schedules or a reference is made only to a particular part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed. Any matter, information or item disclosed in the Schedules under any specific representation or warranty or schedule or section thereof shall be deemed to be disclosed and incorporated by reference in any other schedule or section of the Schedules as though fully set forth in such other schedule(s) or section(s), to the extent the applicability to such other schedule(s) or section(s) is readily apparent on its face. The inclusion of any matter, information or item in the Schedules as an exception to a representation or warranty shall not be deemed to constitute (a) an admission of any liability by the Companies or the Member to any third party, (b) an admission that any breach or violation of applicable Laws or any contract or agreement to which any Company or the Member is a party exists or has actually occurred, (c) an admission that such item is outside the ordinary course of business or not consistent with past practice, or (d) otherwise imply an admission that such item represents a material exception or material fact, event, circumstance or that such item has had, or would reasonably be expected to have a Material Adverse Effect. The Schedules have been arranged for purposes of convenience in separately titled schedules corresponding to the sections of this Agreement.

Section 9.12           Excluded Claims. While certain states in the United States have adopted Laws that authorize certain activities with relation to cannabis and marijuana, 21 USC §841(A)(I) of the United States Federal Controlled Substances Act 21 USC §811 (“CSA”) continues to make the manufacture, distribution, or possession with intent to distribute cannabis to certain customers illegal under United States Federal Law. The United States Federal Government regulates cannabis possession and use through the CSA, which classifies marijuana as a Schedule I controlled substance under certain circumstances and as a Schedule III controlled substance under other circumstances. United States Federal Law prohibits physicians from dispensing a Schedule I controlled substance, including marijuana, by prescription. The CSA makes it a crime, amongst other things, to possess and use marijuana, except for medical patients as permitted under and in full compliance with state licensed programs The United States Federal Government may still seek civil and criminal sanctions against any individual or entity that participates in a state legalized marijuana business. Any asserted claim or demand, arising specifically related to any United States Federal Law relating specifically and only to marijuana in any fashion, whether by cultivation, production, distribution, sale or otherwise, by any Person, whether based on contract, tort, implied or express warranty, strict liability criminal or civil statute, ordinance or regulation, common Law or otherwise, relating to or arising out of any of the foregoing matters or issues, including without limitation any enforcement of United States Federal Laws or statutes (and any related administrative rules or regulations), whether now or hereinafter existing, to the extent not consistent with applicable state Laws, is referred herein as an “Excluded Federal Claim”. The foregoing means that each of the Parties could be subject to civil forfeiture of assets or could face criminal penalties. Additionally, the foregoing means that all of the representations and warranties made herein with respect to compliance with any Law are specifically qualified and limited by the fundamental nature of the Parties’ business which is not in compliance with Federal Cannabis Laws and, for the avoidance of doubt, no Proceeding may be brought by any Party arising in connection with an Excluded Federal Claim.

Section 9.13           Waiver. At any time before the Closing of each Market, either the Member or Buyer may, by written instrument duly executed by the waiving Party, (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.14           Non-Recourse. Except in the case of Fraud, all claims, obligations, Liabilities, actions or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties hereto in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of, and any lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of, and any lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or other Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, causes of action, obligations and other Liabilities against any such Nonparty Affiliates. It is expressly agreed that the Nonparty Affiliates to whom this Section 9.14 applies shall be third-party beneficiaries of this Section 9.14.

Section 9.15           Provision Respecting Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and representatives, that Weil, Gotshal & Manges LLP may serve as counsel to the Member, on the one hand, and the Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions, and that, following consummation of the Transactions, Weil, Gotshal & Manges LLP may serve as counsel to the Member or any Affiliate or representative of the Member, in connection with any litigation, claim or obligation arising out of or relating to the Transactions and the Transaction Agreements notwithstanding such prior representation of the Companies and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and representatives to consent to waive any conflict of interest arising from such representation.

Section 9.16           Privilege. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that, other than in the case of potential willfully and knowingly committed fraud with the specific intent to deceive and mislead (such potential claims to be reasonably determined upon the advice of counsel), all attorney-client privileged communications between the Member, any Company and their respective current or former Affiliates or representatives and their counsel, including Weil, Gotshal & Manges LLP, made before the consummation of the Closing of the last Market in connection with the negotiation, preparation, execution, delivery and Closing under any Transaction Agreement, any Transaction Dispute or, before the Closing of the last Market, any other matter, shall continue after the Closing of the last Market to be privileged communications with such counsel and neither Buyer nor any of its former or current Affiliates or representatives nor any Person purporting to act on behalf of or through Buyer or any of its current or former Affiliates or representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, any Company or the Business or on any other grounds.

Section 9.17           Seller Representative.

(a)            By virtue of their execution of this Agreement, without further action of any Seller Entity, each Seller Entity shall be deemed to have irrevocably constituted and appointed the Member (which, by execution of this Agreement, hereby accepts such appointment) to act as its representative and as the authorized sole agent and attorney-in-fact for and on behalf of the Seller Entities (in their capacity as such), with full power of substitution, to take all actions on behalf of the Seller Entities in connection with this Agreement, including (i) to execute and deliver on behalf of the Seller Entities any amendment, consent or waiver under this Agreement and the other Transaction Agreements, (ii) to assert, and to agree to resolution of, all claims and disputes hereunder or thereunder, (iii) to retain legal counsel and other professional services, at the expense of the Seller Entities, in connection with the performance by the Member of this Agreement and the other Transaction Agreements, (iv) to execute and deliver on the Seller Entities’ behalf all documents and instruments which may be executed and delivered pursuant to this Agreement and the other Transaction Agreements, (v) to make and receive notices and other communications pursuant to this Agreement and the other Transaction Agreements and service of process in any Proceeding arising out of or related to this Agreement and the other Transaction Agreements, (vi) to negotiate, settle or compromise any Proceeding arising out of or related to this Agreement or the other Transaction Agreements or any of the transactions hereunder or thereunder, including to take any action (or determine not to take action) in connection with the defense, prosecution, settlement, compromise or other resolution of any claim hereunder, and (vii) to do each and every act and exercise all rights that are either (x) necessary or appropriate in the judgment of the Member for the accomplishment of the foregoing or (y) mandated or permitted by the terms of this Agreement or the other Transaction Agreements. The Member shall use reasonable efforts to keep the Seller Entities reasonably informed with respect to actions of the Member pursuant to the authority granted to the Member under this Agreement which actions have a material impact on the amounts payable to the Seller Entities.

(b)            The power of attorney granted in this Section 9.17 is coupled with an interest and is irrevocable, may be delegated by the Member and shall survive the dissolution of each Seller Entity. Neither the removal of, nor the appointment of a successor to, the Member shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the Member, which shall continue to be effective and binding on the Seller Entities. For the avoidance of doubt, any compromise or settlement of any matter by the Member hereunder shall be binding on, and fully enforceable against, all Seller Entities.

(c)            A decision, act, consent or instruction of the Member hereunder shall constitute a decision, act, consent or instruction of all of the Seller Entities and shall be final, binding and conclusive upon each of the Seller Entities, Buyer, and, after the Closing, the Companies, may rely upon any such decision, act, consent or instruction of the Member as being the decision, act, consent or instruction of each and every such Seller Entity. Each Seller Entity hereby agrees that for any Proceeding arising under this Agreement or any other Transaction Agreement, such Seller Entity may be served legal process by registered mail to the address set forth in Section 9.2 for the Member (or any alternative address designated to the Parties in writing by the Member), and that service in such manner shall be adequate and such Seller Entity shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction. Each Seller Entity shall promptly provide written notice to the Member of any change of address of such Seller Entity.

(d)            Each Seller Entity, by its acceptance of its portion of the Purchase Price payable at the Closing of each Market, accepts and agrees to be bound by the provisions set forth in this Section 9.17.

* * * * *

Each of the undersigned has caused this Purchase Agreement to be duly executed as of the date first above written.

MEMBER:

COLUMBIA CARE LLC

By:	/s/ David Hart
Name: David Hart
Title: Chief Executive Officer

CANNABIST:

THE CANNABIST COMPANY HOLDINGS, INC.

By:	/s/ David Hart
Name: David Hart
Title: Chief Executive Officer

COMPANIES:

CURATIVE HEALTH LLC

By:	/s/ David Hart
Name: David Hart
Title: President

COLUMBIA CARE NEW JERSEY LLC

By:	/s/ David Hart
Name: David Hart
Title: President

COLUMBIA CARE WV LLC

By:	/s/ David Hart
Name: David Hart
Title: President

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

MJ BRAIN BANK, LLC

By:	/s/ David Hart
Name: David Hart
Title: President

FUTUREVISION LTD.

By:	/s/ David Hart
Name: David Hart
Title: President

COLUMBIA CARE CO INC.

By:	/s/ David Hart
Name: David Hart
Title: President

THE GREEN SOLUTION, LLC

By Beacon Holdings LLC, its Sole Member

By:	/s/ David Hart
Name: David Hart
Title: Chief Executive Officer

PATRIOT CARE CORP.

By:	/s/ David Hart
Name: David Hart
Title: President

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

BUYER:

VIREO HEALTH OF ARCADIA, LLC

By:	/s/ Tyson Macdonald
Name: Tyson Macdonald
Title: Chief Financial Officer